UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DISH Network Corporation
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September 19, 2014

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2014 Annual Meeting of Shareholders of DISH Network Corporation.  The Annual Meeting will be held on October 30, 2014, at 1:00 p.m., local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

The enclosed Notice of 2014 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review DISH Network’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented.  To ensure that your vote will be received and counted, please vote online, by mail or by telephone, by following the instructions included with the proxy card.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DISH NETWORK CORPORATION:

The Annual Meeting of Shareholders of DISH Network Corporation will be held on October 30, 2014, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, for the following purposes:

1.              To elect eleven directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.              To conduct a non-binding advisory vote on executive compensation;

4.              To re-approve our 2009 Stock Incentive Plan;

5.              To consider a shareholder proposal; and

6.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with the proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on September 10, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.  This proxy statement and the proxy card were either made available to you online or mailed to you beginning on or about September 19, 2014.

By Order of the Board of Directors

R. STANTON DODGE

Executive Vice President, General Counsel

and Secretary

September 19, 2014

9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

DISH NETWORK CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our” or the “Corporation”).  The Annual Meeting will be held on October 30, 2014, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about September 19, 2014, to holders of record at the close of business on September 10, 2014 (the “Record Date”) of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).

Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”).  It may be revoked by written notice given to our Secretary at our headquarters at any time before being voted.  You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting.  To vote online or by telephone, please refer to the instructions included with the proxy card.  To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on October 29, 2014.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth on the proxy card.  The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of eleven directors, the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, a non-binding advisory vote on executive compensation, the re-approval of our 2009 Stock Incentive Plan, and the consideration of a shareholder proposal.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  Your presence at the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 12:30 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time.  Each shareholder may be asked to present a valid government issued photo identification confirming his or her identity as a shareholder of record, such as a driver’s license or passport.  Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the Record Date.  All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record,” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying 2013 Annual Report and the proxy card directly from us.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered with respect to those shares the shareholder of record, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

Only shareholders of record at the close of business on the Record Date are entitled to notice of the Annual Meeting.  Such shareholders may vote shares held by them at the close of business on the Record Date at the Annual Meeting.  At the close of business on the Record Date, 222,374,101 Class A Shares and 238,435,208 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required

In accordance with our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The eleven nominees receiving the highest number of votes cast “for” will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; to approve the non-binding advisory vote on executive compensation; to re-approve our 2009 Stock Incentive Plan; and to approve the shareholder proposal.  The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; to approve the non-binding advisory vote on executive compensation; to re-approve our 2009 Stock Incentive Plan; and to approve the shareholder proposal.

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.  Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory vote on executive compensation, the re-approval of our 2009 Stock Incentive Plan, and the shareholder proposal.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory vote on executive compensation, the re-approval of our 2009 Stock Incentive Plan, or the shareholder proposal.

Charles W. Ergen, our Chairman, currently possesses approximately 85.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below.  Mr. Ergen has indicated his intention to vote: (1) for the election of each of the eleven director nominees, (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (3) for the non-binding advisory approval of executive compensation, (4) for the re-approval of our 2009 Stock Incentive Plan, and (5) against the shareholder proposal.  Accordingly, the election of each of the director nominees, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the non-binding advisory approval of executive compensation, the re-approval of our 2009 Stock Incentive Plan, and the rejection of the shareholder proposal are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.  This householding procedure reduces our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Please notify Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061 to receive a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address or phone number provided above.

Our Mailing Address

Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a board of eleven directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified.  The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director.  This means that the eleven nominees who receive the most votes will be elected to the eleven open directorships even if they get less than a majority of the votes cast.  Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected.  If at the time of the Annual Meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company

George R. Brokaw (1)	46	2013	Director
Joseph P. Clayton	64	2011	Director, President and Chief Executive Officer
James DeFranco	61	1980	Director and Executive Vice President
Cantey M. Ergen	59	2001	Director and Senior Advisor
Charles W. Ergen	61	1980	Chairman
Steven R. Goodbarn (1)	57	2002	Director
Charles M. Lillis (1)	72	2013	Director
Afshin Mohebbi (1)	51	2014	Director
David K. Moskowitz	56	1998	Director and Senior Advisor
Tom A. Ortolf (1)	63	2005	Director
Carl E. Vogel	56	2005	Director and Senior Advisor

(1)         Member of the Audit Committee, the Executive Compensation Committee (the “Compensation Committee”) and the Nominating Committee.

The following sets forth the business experience of each of the nominees over the last five years:

George R. Brokaw.  Mr. Brokaw joined the Board in October 2013 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee.  Mr. Brokaw is currently a Managing Partner of the investment firm Trafelet Brokaw & Co., LLC.  Until September 30, 2013, Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC (“Highbridge”).  Prior to joining Highbridge in 2012, Mr. Brokaw was a Managing Partner and Head of Private Equity at Perry Capital, L.L.C. (“Perry”).  Prior to joining Perry, Mr. Brokaw was Managing Director (Mergers & Acquisitions) of Lazard Frères & Co. LLC (“Lazard”) from 2003 to 2005.  Mr. Brokaw joined the board of directors of Alico, Inc. in November 2013 and continues to serve in that role.  Mr. Brokaw previously served on the board of directors of North American Energy Partners Inc. from 2006 to 2013.  The Board has determined that Mr. Brokaw meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Brokaw should continue to serve on the Board due, among other things, to his financial experience, acquired, in part, during his tenure with Highbridge, Perry and Lazard.  Mr. Brokaw received a B.A. from Yale University and a J.D. and M.B.A. from the University of Virginia.  Mr. Brokaw is a member of the New York Bar.

Joseph P. Clayton.  Mr. Clayton has served on the Board since June 2011, and currently serves as our President and Chief Executive Officer.  Mr. Clayton served as Chairman of Sirius Satellite Radio Inc. (“Sirius”) from November 2004 to July 2008 and served as Chief Executive Officer of Sirius from November 2001 to November 2004.  Prior to joining Sirius, Mr. Clayton served as President of Global Crossing North America from 1999 to 2001, as President and Chief Executive Officer of Frontier Corporation (“Frontier”) from 1997 to 1999 and as Executive Vice President, Marketing and Sales - Americas and Asia, of Thomson S.A prior to Frontier.  Mr. Clayton previously served on the Board of Directors of Transcend Services, Inc. from 2001 to April 2012 and on the Board of Directors of EchoStar Corporation (“EchoStar”) from October 2008 to June 2011.  The Board concluded that Mr. Clayton should continue to serve on the Board due, among other things, to his experience in the radio broadcast and telecommunications industries, including his prior service with Sirius and Frontier.

James DeFranco.  Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board since our formation.  During the past five years he has held various executive officer and director positions with DISH Network and our subsidiaries.  During 1980, Mr. DeFranco co-founded DISH Network with Charles W. Ergen and Cantey M. Ergen.  The Board concluded that Mr. DeFranco should continue to serve on the Board due, among other things, to his knowledge of DISH Network since its formation, particularly in sales and marketing.

Cantey M. Ergen.  Mrs. Ergen has served on the Board since May 2001, is currently a Senior Advisor to us and has had a variety of operational responsibilities with us since our formation.  Mrs. Ergen served as a member of the board of directors of Children’s Hospital Colorado from 2001 to 2012, and is now an honorary lifetime member.  Mrs. Ergen also served on the board of trustees of Children’s Hospital Colorado Foundation from 2000 to 2001. During 1980, Mrs. Ergen co-founded DISH Network with her future spouse, Charles W. Ergen, and James DeFranco.  The Board concluded that Mrs. Ergen should continue to serve on the Board due, among other things, to her knowledge of DISH Network since its formation and her service to us in a multitude of roles over the years.

Charles W. Ergen.  Mr. Ergen serves as our executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation.  During the past five years, Mr. Ergen has held various executive officer and director positions with DISH Network and our subsidiaries including the position of President and Chief Executive Officer from time to time.  During 1980, Mr. Ergen co-founded DISH Network with his future spouse, Cantey M. Ergen, and James DeFranco.  Mr. Ergen also serves as executive Chairman and Chairman of the Board of Directors of EchoStar and served as Chief Executive Officer of EchoStar from its formation in October 2007 until November 2009.  Mr. Ergen also served as EchoStar’s President from June 2008 to November 2009.  The Board concluded that Mr. Ergen should continue to serve on the Board due, among other things, to his role as our co-founder and controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation.

Steven R. Goodbarn.  Mr. Goodbarn joined the Board in December 2002 and is a member of our Audit Committee, where he serves as our “audit committee financial expert,” Compensation Committee, and Nominating Committee.  Since July 2002, Mr. Goodbarn has served as director, President and Chief Executive Officer of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn was Chief Financial Officer of Janus Capital Corporation (“Janus”) from 1992 to 2000, where he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities.  Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus.  The Board has determined that Mr. Goodbarn meets the independence and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations.  Mr. Goodbarn served as a member of the board of directors of EchoStar from its formation in October 2007 until November 2008.  The Board concluded that Mr. Goodbarn should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 2002 and his expertise in accounting, auditing, finance and risk management that he brings to the Board, in particular in light of his background as a CPA and his prior experience serving as Chief Financial Officer of Janus.

Charles M. Lillis.  Mr. Lillis joined the Board in November 2013 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee.  Since 2011, Mr. Lillis has served as an advisor to Wells Fargo Bank, N.A. (“Wells Fargo”).  Previously, Mr. Lillis was a co-founder and managing partner of Castle Pines Capital LLC (“Castle Pines Capital”) from 2004 to 2011, a private equity concern and a financial services entity.  Castle Pines Capital was acquired by Wells Fargo in 2011.  Mr. Lillis was also previously a co-founder and principal of LoneTree Capital Management LLC (“LoneTree Capital Management”), a private equity investing group formed in 2000.  Prior to LoneTree Capital Management, Mr. Lillis served as Chairman of the board of directors and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through its acquisition by AT&T Corp. in 2000.  Mr. Lillis also has served on the boards of the following public companies:  Medco Health Solutions, Inc. from 2005 to 2012; SUPERVALU Inc. from 1995 to 2011; The Williams Companies Inc. from 2000 to 2009; and Washington Mutual, Inc. from 2005 to 2009.  The Board has determined that Mr. Lillis meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Lillis should continue to serve on the Board due, among other things, to his financial and managerial experience.

Afshin Mohebbi.  Mr. Mohebbi joined the Board in September 2014 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee. Mr. Mohebbi is a private investor and advisor to public and private companies.  Mr. Mohebbi has been a Senior Advisor to TPG Capital since March 2003.  Prior to TPG Capital, Mr. Mohebbi was President and Chief Operating Officer of Qwest Communications International, Inc. (“Qwest”) from April 2001 to December 2002.  From July 2000 to April 2001, Mr. Mohebbi served as President, Worldwide Operations of Qwest.  From June 1999 to July 2000, Mr. Mohebbi served as President and Chief Operating Officer at Qwest prior to its merger with US WEST, Inc.  Before joining Qwest, Mr. Mohebbi served as President and managing director of the United Kingdom Markets for British Telecom and was a member of its management board from 1997 to 1999.  Prior to British Telecom, Mr. Mohebbi served as Vice President-Marketing for SBC Communications, Inc., following its acquisition of Pacific Bell in 1997.  Mr. Mohebbi began his career with Pacific Bell in 1983, where he held a variety of positions, including Vice President-Business Markets. Mr. Mohebbi previously served on the board of directors of Hanaro Telecom Incorporated from 2005 to 2007 and the board of directors of BearingPoint, Inc. from 2001 to 2005.  Mr. Mohebbi also serves on the boards of directors of several private companies.  The Board has determined that Mr. Mohebbi meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Mohebbi should continue to serve on the Board due, among other things, to his financial and managerial experience in the telecommunications and related industries, acquired, in part, during his tenure with TPG Capital and Qwest.

David K. Moskowitz.  Mr. Moskowitz is one of our Senior Advisors and was an Executive Vice President as well as our Secretary and General Counsel until 2007.  Mr. Moskowitz joined us in March 1990.  He was elected to the Board in 1998. Mr. Moskowitz performs certain business functions for us and our subsidiaries from time to time.  Mr. Moskowitz served as a member of the board of directors of EchoStar from its formation in October 2007 until May 2012.  The Board concluded that Mr. Moskowitz should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 1998 and his business and legal expertise that he brings to the Board, in particular in light of his service as our General Counsel for 17 years.

Tom A. Ortolf.  Mr. Ortolf joined the Board in May 2005 and is a member of our Audit Committee, Compensation Committee, and Nominating Committee.  Mr. Ortolf has been the President of CMC, a privately held investment management firm, for over twenty years.  The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations.  Mr. Ortolf has also served as a member of the board of directors of EchoStar since its formation in October 2007.  The Board concluded that Mr. Ortolf should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director since 2005 and his expertise in finance, business and risk management, in particular in light of his experience as an executive with CMC.

Carl E. Vogel.  Mr. Vogel has served on the Board since May 2005 and is currently a Senior Advisor to us.  Mr. Vogel is also a private investor as well as a senior advisor to certain private equity firms active in media and telecom investments globally.  He served as our President from September 2006 to February 2008 and served as our Vice Chairman from June 2005 to March 2009.  From October 2007 to March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar.  From 2001 to 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc. (“Charter”), a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media Corporation from 1998 to 2001.  Mr. Vogel was one of our executive officers from 1994 to 1997, including serving as our President from 1995 to 1997.  Mr. Vogel is also currently serving on the boards of directors of Shaw Communications, Inc. (which he joined in 2006), Universal Electronics, Inc.

(which he joined in 2009), Ascent Capital Group, Inc. (f/k/a Ascent Media Corporation, which he joined in 2009), Sirius (which he joined in 2011) and AMC Networks Inc. (which he joined in 2013).  The Board concluded that Mr. Vogel should continue to serve on the Board due, among other things, to his knowledge of DISH Network from his service as a director and officer and his experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen, our Chairman, currently possesses approximately 85.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below. Mr. Ergen has indicated his intention to vote in favor of each of the nominees set forth in Proposal No. 1.  Accordingly, election of all of the nominees set forth in Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No.  1 on the enclosed proxy card).

CORPORATE GOVERNANCE MATTERS

Board of Directors and Committees and Selection Process

Our Board held 21 meetings in 2013 and also took action by unanimous written consent on three occasions during 2013.  Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director, and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2013.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman.  Mr. Ergen currently beneficially owns approximately 50.5% of our total equity securities and possesses approximately 85.0% of the total voting power.  Mr. Ergen’s beneficial ownership excludes 16,992,813 of Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 7.1% of our total equity securities and possess approximately 6.5% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” below.  Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  Nevertheless, the Corporation has created a Compensation Committee and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors.  The charters of our Compensation, Audit, and Nominating Committees are available free of charge on our website at http://www.dish.com.  The function and authority of these committees are described below:

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held 12 meetings and took action by unanimous written consent on one occasion during 2013.  The current members of the Audit Committee are Mr. Brokaw, Mr. Goodbarn, Mr. Lillis, Mr. Mohebbi and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee and Mr. Goodbarn serving as our “audit committee financial expert”.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations.

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman. The Compensation Committee held six meetings and took action by unanimous written consent on four occasions during 2013.  The current members of the Compensation Committee are Mr. Brokaw, Mr. Goodbarn, Mr. Lillis, Mr. Mohebbi and Mr. Ortolf, with Mr. Goodbarn serving as Chairman of the Compensation Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held six meetings during 2013 and did not take action by written consent during 2013.  The current members of the Nominating Committee are Mr. Brokaw, Mr. Goodbarn, Mr. Lillis, Mr. Mohebbi and Mr. Ortolf, with Mr. Brokaw serving as Chairman of the Nominating Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors.  Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria.  In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, DISH Network believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.  Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.

Board Leadership Structure.  The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. Joseph P. Clayton serving as President and Chief Executive Officer of DISH Network.  Mr. Clayton is responsible for the day to day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for DISH Network.  We believe this leadership structure is appropriate for the Corporation and in the best interest of shareholders, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives.  The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee is expected to report on the discussion to the full Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one Committee has responsibility.  The Board or applicable Committee also has authority to engage external advisors to the extent necessary or appropriate.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee is comprised solely of independent directors.  The Compensation Committee members are Mr. Brokaw, Mr. Goodbarn, Mr. Lillis, Mr. Mohebbi and Mr. Ortolf.  None of these individuals was an officer or employee of DISH Network at any time during the 2013 fiscal year.  With the exception of those executive officers and directors who are also executive officers or directors of EchoStar, no executive officer or director of DISH Network served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of DISH Network’s Board of Directors or its Compensation Committee during the 2013 fiscal year.

Annual Meeting Attendance.  Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors serving as directors at the time of our 2013 annual meeting were in attendance at our 2013 annual meeting.  We expect that all of our directors will attend the 2014 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by:  (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2013 (collectively, the “Named Executive Officers”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	224,741,559	50.5%
Cantey M. Ergen (4)	223,654,559	50.4%
Putnam Investments, LLC (5)	21,312,193	9.6%
William R. Gouger (6)	17,008,386	7.1%
JPMorgan Chase & Co. (7)	15,848,017	7.1%
Dodge & Cox (8)	15,174,269	6.8%
Invesco Ltd. (9)	13,477,974	6.1%
James DeFranco (10)	4,682,297	2.1%
David K. Moskowitz (11)	636,347	*
Joseph P. Clayton (12)	518,624	*
Bernard L. Han (13)	293,785	*
Carl E. Vogel (14)	141,438	*
Tom A. Ortolf (15)	80,200	*
Robert E. Olson (16)	40,806	*
Charles M. Lillis (17)	10,875	*
Steven R. Goodbarn (18)	10,000	*
George R. Brokaw (19)	7,500	*
David M. Shull (20)	4,785	*
Afshin Mohebbi (21)	—	—
All Directors and Executive Officers as a Group (20 persons) (22)	231,672,319	61.4%
Class B Common Stock:
Charles W. Ergen	221,442,395	92.9%
Cantey M. Ergen	221,442,395	92.9%
Trusts (23)	16,992,813	7.1%
All Directors and Executive Officers as a Group (20 persons) (22)	221,442,395	92.9%

*             Less than 1%.

(1)

Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112. As of the close of business on the Record Date, there were 222,374,101 outstanding Class A Shares and 238,435,208 outstanding Class B Shares.

(2)

Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey M. Ergen. Mr. Ergen’s beneficial ownership includes: (i) 2,148,111 Class A Shares; (ii) 19,549 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) 1,087,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 235 Class A Shares held by Mrs. Ergen; (v) 1,989 Class A Shares held in the 401(k) Plan by Mrs. Ergen; (vi) 15,280 Class A Shares held as custodian for Mr. Ergen’s children; (vii) 27,000 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (viii) 221,442,395 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares. Mr. Ergen has sole voting and dispositive power with respect to 151,826,858 Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes 16,992,813 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family (see (6) below in the notes to the table).

(3)

Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 85.0% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the Record Date). Mr. Ergen’s beneficial ownership includes: (i) 9,192,670 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Four-Year 2010 DISH GRAT; (ii) 10,422,867 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Five-Year 2010 DISH GRAT; and (iii) 50,000,000 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Three-Year 2014 DISH GRAT. Mr. Ergen’s beneficial ownership excludes 16,992,813 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family (see (6) below in the notes to the table). These trusts beneficially own approximately 7.1% of our total equity securities and possess approximately 6.5% of the total voting power.

(4)

Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for 1,087,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(5)

The address of Putnam Investments, LLC (“Putnam Investments”) is One Post Office Square, Boston, Massachusetts 02109. Of the Class A Shares beneficially owned, Putnam Investments has sole voting power as to 229,429 Class A Shares and sole dispositive power as to 21,312,193 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Putnam Investment with the SEC on February 14, 2014.

(6)

The address of Mr. Gouger is 5701 S. Santa Fe Drive, Littleton, Colorado 80123. Mr. Gouger’s beneficial ownership includes: (i) 140 Class A Shares; (ii) 7,249 Class A Shares owned beneficially indirectly by Mr. Gouger in his 401(k) Plan; (iii) 8,184 Class A Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; and (iv) 16,992,813 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family.

(7)

The address of JPMorgan Chase & Co. (“JPMorgan Chase”) is 270 Park Avenue, New York, New York 10017. Of the Class A Shares beneficially owned, JPMorgan Chase has sole voting power as to 14,948,476 Class A Shares and sole dispositive power as to 15,598,979 Class A Shares. In addition, of the Class A Shares beneficially owned, JPMorgan Chase has shared voting power as to 207,717 Class A Shares and shared dispositive power as to 249,038 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by JPMorgan Chase with the SEC on January 28, 2014.

(8)

The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 14,274,702 Class A Shares and sole dispositive power as to 15,174,269 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 13, 2014.

(9)

The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309. Of the Class A Shares beneficially owned, Invesco Ltd. has sole voting power as to 13,182,496 Class A Shares and sole dispositive power as to 13,477,974 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Invesco Ltd. with the SEC on February 10, 2014.

(10)

Mr. DeFranco’s beneficial ownership includes: (i) 1,133,529 Class A Shares; (ii) 19,549 Class A Shares held in the 401(k) Plan; (iii) 312,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 50,000 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 12,160 Class A Shares held by Mr. DeFranco as custodian for his children; (vi) 1,250,000 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership; and (vii) 1,905,059 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.

(11)

Mr. Moskowitz’s beneficial ownership includes: (i) 127,779 Class A Shares; (ii) 18,740 Class A Shares held in the 401(k) Plan; (iii) 460,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 1,328 Class A Shares held as custodian for his children; and (v) 28,500 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(12)

Mr. Clayton’s beneficial ownership includes: (i) 106,305 Class A Shares; (ii) 319 Class A Shares held in the 401(k) Plan; and (iii) 412,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(13)

Mr. Han’s beneficial ownership includes: (i) 10,765 Class A Shares; (ii) 1,020 Class A Shares held in the 401(k) Plan; and (iii) 282,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(14)

Mr. Vogel’s beneficial ownership includes: (i) 10,165 Class A Shares (including 10,000 shares held in an account that is subject to a margin loan); (ii) 1,273 Class A Shares held in the 401(k) Plan; and (iii) 130,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(15)

Mr. Ortolf’s beneficial ownership includes: (i) 20,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (ii) 200 Class A Shares held in the name of one of his children; and (iii) 60,000 Class A Shares held by a partnership of which Mr. Ortolf is a partner and are held as collateral for a margin account.

(16)

Mr. Olson’s beneficial ownership includes: (i) 4,091 Class A Shares; (ii) 715 Class A Shares held in the 401(k) Plan; and (iii) 36,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(17)

Mr. Lillis’ beneficial ownership includes: (i) 3,375 Class A Shares; and (ii) 7,500 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(18)

Mr. Goodbarn’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) 5,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(19)

Mr. Brokaw’s beneficial ownership includes 7,500 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.

(20)	Mr. Shull’s beneficial ownership includes: (i) 3,653 Class A Shares; and (ii) 1,132 Class A Shares held in the 401(k) Plan.
(21)	As of the Record Date, Mr. Mohebbi had no beneficial ownership in the Corporation.
(22)

Includes: (i) 3,572,018 Class A Shares; (ii) 71,379 Class A Shares held in the 401(k) Plan; (iii) 3,237,000 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 3,215,059 Class A Shares held in partnerships; (v) 221,442,395 Class A Shares issuable upon conversion of Class B Shares; (vi) 78,968 Class A Shares held in the name of, or in trust for, children and other family members; and (vii) 55,500 Class A Shares held by charitable foundations. Class A Shares and Class B Shares beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

(23)	Held by certain trusts established by Mr. Ergen for the benefit of his family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.  We believe that during 2013, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the inadvertent late filing of one Form 4 by Mr. Roger Lynch, our Executive Vice President, Advanced Technologies, which related to a single transaction.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses our compensation objectives and policies for our Named Executive Officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2013 compensation for our NEOs.

This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2013 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

DISH Network’s executive compensation program is guided by the following key principles:

•                  Attraction, retention and motivation of executive officers over the long-term;

•                  Recognition of individual performance;

•                  Recognition of the achievement of company-wide performance goals; and

•                  Creation of shareholder value by aligning the interests of management and DISH Network’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive with market practice, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to DISH Network’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but the Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs.  The Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any of DISH Network’s NEOs could exceed $1 million annually. The Compensation Committee has also certified achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s compensation, the Compensation Committee reviews the information described in “Compilation of Certain Proxy Data” below, the Compensation Committee’s subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions.  The Compensation Committee and the Board of Directors have also considered the extent to which individual extraordinary efforts of each of DISH Network’s NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.

Furthermore, the Compensation Committee also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term or long-term incentive plans were met, the respective payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the respective options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more equity incentives to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for DISH Network’s executive officer compensation, the Board of Directors and the Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: DirecTV; Comcast Corporation; Time Warner Cable Inc.; Charter Communications, Inc.; Liberty Global, Inc.; Verizon Communications, Inc.; CenturyLink, Inc.; and Level 3 Communications, Inc.  The Proxy Data, along with other information obtained by members of the Compensation Committee from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by members of the Compensation Committee, is used solely as a subjective frame of reference, rather than a basis for benchmarking compensation for DISH Network’s NEOs.  The Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies.  Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies.  Barring significant increases in the stock price, however, DISH Network’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, neither the Board of Directors nor the Compensation Committee has in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of DISH Network’s executive compensation program have included:

•                  base cash salary;

•                  short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs.  Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

DISH Network has not required that a certain percentage of an executive’s compensation be provided in one form versus another.  However, the Compensation Committee’s goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered.  Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.

Base Cash Salary

DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. The Compensation Committee and the Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually.   Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  the Compensation Committee’s and the Board of Directors’ respective assessment of DISH Network’s overall financial and business performance;

•                  the performance of the NEO’s business unit;

•                  the NEO’s individual contributions to DISH Network; and

•                  the rate of DISH Network’s standard annual merit increase for employees who are performing at a satisfactory level.

Short-Term Incentive Compensation

This compensation program, if implemented for a particular year, generally provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year.  The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value.  This compensation program also permits short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.

During 2013, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  The decision not to implement a short-term incentive program during 2013 was made based upon, among other things, the adoption of the 2013 Long Term Incentive Plan, or 2013 LTIP, discussed below.

Long-Term Equity Incentive Compensation

DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network has stated it believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more equity incentives to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.  In particular, in granting awards for 2013, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and that our executive officers had been granted equity incentives under the 2013 LTIP.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual.  Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.

To aid in our retention of employees, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Other than performance-based awards such as those granted under the 2005 LTIP, 2008 LTIP, 2013 LTIP or those granted to Messrs. Ergen, Clayton and Han, DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by DISH Network or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

The principal provisions of our equity incentive plans, and certain material equity incentive grants under such plans, are summarized below. This summary and the features of these equity incentive plans and grants set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the specific equity incentive plan or grant.

Practices Regarding Grant of Equity Incentives

Prior to 2013, DISH Network generally awarded equity incentives as of the last day of each calendar quarter and set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter was not a trading day).  Beginning April 1, 2013, DISH Network generally awards equity incentives as of the first day of each calendar quarter and will set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).

2009 Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2009 Stock Incentive Plan. The purpose of the 2009 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2009 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2002 Class B Chairman Stock Option Plan. The purpose of the 2002 Class B Chairman Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of DISH Network, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network.  Mr. Ergen abstained from our Board of Directors’ vote on this matter.  Awards available to be granted under the 2002 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Shares.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares. All full-time employees who are employed by DISH Network for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchased under the ESPP.  On February 11, 2013, our Board adopted an amendment and restatement of the ESPP, which was approved by our shareholders at the 2013 Annual Meeting.  The amendment and restatement of the ESPP increased the number of Class A Shares that may be purchased under the ESPP from 1,800,000 to 2,800,000.

2005 Long-Term Incentive Plan

During January 2005, DISH Network adopted the 2005 Long-Term Incentive Plan, or 2005 LTIP, within the terms of DISH Network’s 1999 Stock Incentive Plan. The purpose of the 2005 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of DISH Network reaching the milestone of 15 million direct broadcast satellite (“DBS”) subscribers. The employees eligible to participate in the 2005 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by the Compensation Committee. Awards under the 2005 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day); (b) rights to acquire for no additional consideration a specified smaller number of DISH Network’s Class A Shares; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire DISH Network’s Class A Shares. The options and rights vest in 10% increments on each of the first four anniversaries of the date of grant and then at the rate of 20% per year thereafter; provided, however, that none of the options or rights shall be exercisable until DISH Network reaches the milestone of 15 million DBS subscribers. The performance goal under the 2005 LTIP was not achieved in 2013, and none of the awards have vested.  Mr. Ergen has 900,000 stock options under the 2005 LTIP that were granted on September 30, 2005.  Mr. Shull has 30,000 stock options under the 2005 LTIP that were granted on March 31, 2005.  Mr. Han has 90,000 stock options and 30,000 restricted stock units under the 2005 LTIP that were granted on September 30, 2006.  Mr. Clayton and Mr. Olson do not have any awards under the 2005 LTIP.

2008 Long-Term Incentive Plan

During December 2008, DISH Network adopted the 2008 LTIP, within the terms of our 1999 Stock Incentive Plan. After the expiration of the 1999 Stock Incentive Plan on April 16, 2009, awards under the 2008 LTIP to new employee hires or employees who were promoted were granted pursuant to the 2009 Stock Incentive Plan.  The purpose of the 2008 LTIP was to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of a specified long-term cumulative free cash flow goal while maintaining a specified long-term DBS subscriber threshold. The employees eligible to participate in the 2008 LTIP included DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by the Compensation Committee.  Awards under the 2008 LTIP consisted of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the last day of the calendar quarter was not a trading day); (b) rights to acquire for no additional consideration a specified smaller number of DISH Network’s Class A Shares; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire DISH Network’s Class A Shares.  Under the 2008 LTIP, the cumulative free cash flow goals and the total net DBS subscriber threshold were measured on the last day of each calendar quarter commencing on March 31, 2009 and continuing through and including December 31, 2015.   As of July 1, 2012, we no longer granted awards under the 2008 LTIP.

In the event that a cumulative free cash flow goal was achieved and the total net DBS subscriber threshold was met as of the last day of any such calendar quarter: (i) the applicable cumulative free cash flow goal was retired; and (ii) the corresponding increment of the option/restricted stock unit vested and became exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC, in accordance with the following schedule (for those employees that received equity awards under the 2008 LTIP before April 1, 2009):

Cumulative Free Cash Flow Goal	Total Net DBS Subscriber Threshold	Cumulative Vesting Schedule
$1 billion	13 million	10%
$2 billion	13 million	25%
$3 billion	13 million	45%
$4 billion	13 million	70%
$5 billion	13 million	100%

Employees who were granted equity awards after April 1, 2009 under the 2008 LTIP received a reduced number of options to acquire DISH Network’s Class A Shares relative to the amounts that were granted to employees at the same level prior to April 1, 2009; such shares were subject to a vesting schedule that varied based upon the date on which such awards were granted.

Mr. Ergen was granted 900,000 stock options under the 2008 LTIP on December 31, 2008.  Messrs. Han and Shull were granted 300,000 and 75,000 stock options, respectively, under the 2008 LTIP on December 31, 2008.  Mr. Olson was granted 240,000 stock options under the 2008 LTIP on June 30, 2009 in connection with the commencement of his employment. Mr. Clayton did not have any awards under the 2008 LTIP.  During 2009, we generated cumulative free cash flow in excess of $1 billion while also maintaining 13 million DBS subscribers, which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards.  Accordingly, the $1 billion cumulative free cash flow goal under the 2008 LTIP was retired.  During 2011, we generated cumulative free cash flow in excess of $3 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of approximately 45% of the 2008 LTIP stock awards during 2011.  Accordingly, the $2 billion and $3 billion cumulative free cash flow goals under the 2008 LTIP were retired.  During 2012, we generated cumulative free cash flow in excess of $4 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of approximately 70% of the 2008 LTIP stock awards during 2012.  Accordingly, the $4 billion cumulative free cash flow goal under the 2008 LTIP was retired.  During 2013, we generated cumulative free cash flow in excess of $5 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of 100% of the 2008 LTIP stock awards during 2013.  Accordingly, the $5 billion cumulative free cash flow goal under the 2008 LTIP was retired.

2010 Equity Incentives to Mr. Han

During 2010, based on Mr. Ergen’s subjective evaluation of Mr. Han’s contributions to the Corporation’s performance and to align his interests with the long-term interests of DISH Network’s shareholders, Mr. Ergen recommended, and the Compensation Committee agreed, to grant Mr. Han 200,000 restricted stock units (RSUs) and an option to purchase 600,000 Class A Shares, with such awards vesting incrementally before June 30, 2020 according to the following vesting schedules.  Although they are not NEOs for the year ended December 31, 2013, Thomas A. Cullen, our Executive Vice President, Corporate Development, and R. Stanton Dodge, our Executive Vice President, General Counsel and Secretary, each also received the same grant of options and RSUs as Mr. Han during 2010.  None of the goals under this grant have been met, and none of the awards have vested.

Fifty percent (50%) of the option and RSU awards granted to Mr. Han vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 15,250,000 total net subscribers:

Cumulative Free Cash Flow Goal	Options Vesting Schedule	RSUs Vesting Schedule
$250 million	15,000	5,000
$500 million	15,000	5,000
$750 million	15,000	5,000
$1 billion	15,000	5,000
$1.25 billion	15,000	5,000
$1.5 billion	15,000	5,000
$1.75 billion	15,000	5,000
$2 billion	15,000	5,000
$2.25 billion	15,000	5,000
$2.5 billion	15,000	5,000
$2.75 billion	15,000	5,000
$3 billion	15,000	5,000
$3.25 billion	15,000	5,000
$3.5 billion	15,000	5,000
$3.75 billion	15,000	5,000
$4 billion	15,000	5,000
$4.25 billion	15,000	5,000
$4.5 billion	15,000	5,000
$4.75 billion	15,000	5,000
$5 billion	15,000	5,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment(s) of the option or RSU awards will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.

The other fifty percent (50%) of the option and RSU awards granted to Mr. Han vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goal	Total Net Subscriber Goal	Options Vesting Schedule	RSUs Vesting Schedule
$250 million	15,250,000	15,000	5,000
$500 million	15,500,000	15,000	5,000
$750 million	15,750,000	15,000	5,000
$1 billion	16,000,000	15,000	5,000
$1.25 billion	16,250,000	15,000	5,000
$1.5 billion	16,500,000	15,000	5,000
$1.75 billion	16,750,000	15,000	5,000
$2 billion	17,000,000	15,000	5,000
$2.25 billion	17,250,000	15,000	5,000
$2.5 billion	17,500,000	15,000	5,000
$2.75 billion	17,750,000	15,000	5,000
$3 billion	18,000,000	15,000	5,000
$3.25 billion	18,250,000	15,000	5,000
$3.5 billion	18,500,000	15,000	5,000
$3.75 billion	18,750,000	15,000	5,000
$4 billion	19,000,000	15,000	5,000
$4.25 billion	19,250,000	15,000	5,000
$4.5 billion	19,500,000	15,000	5,000
$4.75 billion	19,750,000	15,000	5,000
$5 billion	20,000,000	15,000	5,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the option or RSU awards will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.

For purposes of the total net subscriber goal and total net subscriber threshold under these equity incentive awards, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers.  In addition, for purposes of the cumulative free cash flow goals under these equity incentive awards, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of these equity incentive awards, including vesting and all other aspects of calculating the achievement of the goals under these equity incentive awards.

2011 Equity Incentives to Mr. Ergen

During 2011, the Compensation Committee determined that Mr. Ergen should receive a grant of options to purchase 1,200,000 of the Corporation’s Class A Shares, with such award vesting incrementally before June 30, 2021 according to the following vesting schedules.

Fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goal	Vesting Schedule
$250 million	30,000
$500 million	30,000
$750 million	30,000
$1 billion	30,000
$1.25 billion	30,000
$1.5 billion	30,000
$1.75 billion	30,000
$2 billion	30,000
$2.25 billion	30,000
$2.5 billion	30,000
$2.75 billion	30,000
$3 billion	30,000
$3.25 billion	30,000
$3.5 billion	30,000
$3.75 billion	30,000
$4 billion	30,000
$4.25 billion	30,000
$4.5 billion	30,000
$4.75 billion	30,000
$5 billion	30,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2013, we generated cumulative free cash flow in excess of $2.5 billion while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers, resulting in the vesting of 300,000 stock options during 2013.  Accordingly, the $250 million, $500 million, $750 million, $1 billion, $1.25 billion, $1.5 billion, $1.75 billion, $2 billion, $2.25 billion and $2.5 billion cumulative free cash flow goals under the grant were retired.

The other fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goal	Total Net Subscriber Goal	Vesting Schedule
$250 million	14,250,000	30,000
$500 million	14,500,000	30,000
$750 million	14,750,000	30,000
$1 billion	15,000,000	30,000
$1.25 billion	15,250,000	30,000
$1.5 billion	15,500,000	30,000
$1.75 billion	15,750,000	30,000
$2 billion	16,000,000	30,000
$2.25 billion	16,250,000	30,000
$2.5 billion	16,500,000	30,000
$2.75 billion	16,750,000	30,000
$3 billion	17,000,000	30,000
$3.25 billion	17,250,000	30,000
$3.5 billion	17,500,000	30,000
$3.75 billion	17,750,000	30,000
$4 billion	18,000,000	30,000
$4.25 billion	18,250,000	30,000
$4.5 billion	18,500,000	30,000
$4.75 billion	18,750,000	30,000
$5 billion	19,000,000	30,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2013, we achieved the total net subscriber goal of 14,250,000 while achieving and maintaining the cumulative free cash flow goal of at least $250 million, resulting in the vesting of 30,000 stock options during 2013.  Accordingly, the total net subscriber goal of 14,250,000 under the grant was retired.

For purposes of the total net subscriber goal and total net subscriber threshold under this equity incentive award, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers.  In addition, for purposes of the cumulative free cash flow goals under this equity incentive award, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of this equity incentive award, including vesting and all other aspects of calculating the achievement of the goals under this equity incentive award.

2011 Equity Incentives to Mr. Clayton

During 2011, the Compensation Committee determined that in connection with the commencement of Mr. Clayton’s employment as President and Chief Executive Officer of DISH Network in June 2011, he should receive a grant of options to purchase 750,000 of the Corporation’s Class A Shares, with such options vesting at the rate of one-third per year commencing December 31, 2011, and a grant of 300,000 restricted stock units (RSUs), with such awards vesting incrementally before December 31, 2013 according to the following vesting schedules.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vested based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goal	Vesting Schedule
$250 million	10,000
$500 million	10,000
$750 million	10,000
$1 billion	10,000
$1.25 billion	10,000
$1.5 billion	10,000
$1.75 billion	10,000
$2 billion	10,000
$2.25 billion	10,000
$2.5 billion	10,000

In the event that the total net subscriber threshold was met and a cumulative free cash flow goal was achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) were retired; and (ii) the corresponding increment(s) of the RSU awards vested contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2013, we generated cumulative free cash flow in excess of $2.5 billion while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers, resulting in the vesting of 100,000 RSUs during 2013.  Accordingly, the $250 million, $500 million, $750 million, $1 billion, $1.25 billion, $1.5 billion, $1.75 billion, $2 billion, $2.25 billion and $2.5 billion cumulative free cash flow goals under the grant were retired.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vested based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goal	Total Net Subscriber Goal	Vesting Schedule
$250 million	14,250,000	10,000
$500 million	14,500,000	10,000
$750 million	14,750,000	10,000
$1 billion	15,000,000	10,000
$1.25 billion	15,250,000	10,000
$1.5 billion	15,500,000	10,000
$1.75 billion	15,750,000	10,000
$2 billion	16,000,000	10,000
$2.25 billion	16,250,000	10,000
$2.5 billion	16,500,000	10,000

In the event that the cumulative free cash flow goal was met (or was already retired and continued to be met) and a total net subscriber goal was achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) were retired; and (ii) the corresponding increment of the RSU awards vested contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  During 2013, we achieved the total net subscriber goal of 14,250,000 while achieving and maintaining the cumulative free cash flow goal of at least $250 million, resulting in the vesting of 10,000 RSUs during 2013.  Accordingly, the total net subscriber goal of 14,250,000 under the grant was retired.

For purposes of the total net subscriber goal and total net subscriber threshold under this equity incentive award, the calculation of “subscribers” was a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers.  In addition, for purposes of the cumulative free cash flow goals under this equity incentive award, the calculation of “cumulative free cash flow” was a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC.  The Compensation Committee had final authority to, among other things, interpret and calculate any and all aspects of this equity incentive award, including vesting and all other aspects of calculating the achievement of the goals under this equity incentive award.

Fifty thousand (50,000) of the RSU awards granted to Mr. Clayton vested at the rate of 5,000 RSUs per quarter when, in any such quarter, (i) the quarterly net U.S. DBS subscriber additions of the Corporation were greater than the quarterly net U.S. DBS subscriber additions of DirecTV, as measured by net U.S. DBS subscriber additions based on the announced U.S. DBS subscriber counts in each company’s respective Form 10-Q or 10-K for that quarter or year, as applicable, filed with the SEC; and (ii) the quarterly net U.S. DBS subscriber additions of the Corporation were greater than zero.  In 2013, Mr. Clayton achieved the above criteria for the first quarter 2013, resulting in the vesting of five thousand (5,000) RSUs during 2013.

The remaining fifty thousand (50,000) of the RSU awards granted to Mr. Clayton vested at the rate of 10,000 RSUs for each of the below criteria met in a given year, contemporaneous with the release of the National Quarterly American Customer Satisfaction Index (the “ACSI”) scores in May 2012 and May 2013.  The criteria were as follow:

1.              The ACSI score of the Corporation was greater than or equal to a specified figure;

2.              The ACSI score of the Corporation was greater than or equal to certain of the Corporation’s competitors; or

3.              The ACSI score of the Corporation was greater than or equal to all companies in the Corporation’s industry

However, in no event could more than a total of fifty thousand (50,000) RSUs have vested under the ACSI criteria above.  In 2013, Mr. Clayton achieved one out of the three criteria set forth above, resulting in the vesting of ten thousand (10,000) RSUs during 2013.

As of March 31, 2014, the unvested portion of Mr. Clayton’s RSU award expired, and no further vesting was possible.

2013 Long-Term Incentive Plan

On November 30, 2012, the Board of Directors and the Compensation Committee approved a long-term, performance-based stock incentive plan, the 2013 Long Term Incentive Plan, or 2013 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The purpose of the 2013 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term cumulative free cash flow goals while maintaining a specified long-term subscriber threshold and total net subscriber goals.  The employees eligible to participate in the 2013 LTIP generally include DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees. Employees participating in the 2013 LTIP receive a one-time award of: (i) an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the first day of the calendar quarter is not a trading day) and (ii) rights to acquire for no additional consideration a specified smaller number of Class A Shares. Initial awards granted under the 2013 LTIP were made as of January 1, 2013.  Under the 2013 LTIP, the cumulative free cash flow goals and the total net subscriber threshold are measured on the last day of each calendar quarter.  The cumulative free cash flow goals commenced April 1, 2013.  The total net subscriber goals are measured on the last day of each calendar quarter commencing on January 1, 2013.  However, regardless of when achieved, no vesting could occur or payment could be made under the 2013 LTIP for any cumulative free cash flow goals or total net subscriber goals until the end of the first calendar quarter following the quarter in which the final cumulative free cash flow goal under the 2008 LTIP was achieved and in no event prior to March 31, 2014.  For purposes of the total net subscriber goal and total net subscriber threshold under the 2013 LTIP, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers.  In addition, for purposes of the cumulative free cash flow goals under the 2013 LTIP, the calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC, but excluding free cash flows from the wireless line of business.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2013 LTIP, including vesting and all other aspects of calculating the achievement of the goals under the 2013 LTIP.

In the event that a cumulative free cash flow goal and/or total net subscriber goal is achieved, and the total net subscriber threshold is met, as of the last day of any such calendar quarter: (i) the applicable cumulative free cash flow goal and/or total net subscriber goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC, in accordance with the following vesting schedules:

Cumulative Free Cash Flow Goal	Total Net Subscriber Threshold	Vesting Schedule
$1 billion	14.5 million	10%
$2 billion	14.5 million	10%
$3 billion	14.5 million	10%
$4 billion	14.5 million	10%
$5 billion	14.5 million	10%

Total Net Subscriber Goal	Vesting Schedule
14.5 million	10%
14.75 million	10%
15 million	10%
15.25 million	10%
15.5 million	10%

Messrs. Ergen, Clayton, Han and Olson were each granted an option to purchase 60,000 Class A Shares and 30,000 RSUs under the 2013 LTIP on January 1, 2013.  Mr. Shull was granted an option to purchase 30,000 Class A Shares and 15,000 RSUs under the 2013 LTIP on January 1, 2013.  Mr. Shull was granted an additional option to purchase 30,000 Class A Shares and 15,000 RSUs under the 2013 LTIP on April 1, 2013 as a result of his promotion to Executive Vice President and Chief Commercial Officer on March 7, 2013.  During 2013, none of the goals under the 2013 LTIP were achieved.

2014 Equity Incentives to Mr. Clayton

The Compensation Committee determined that, on April 1, 2014, Mr. Clayton should receive a grant of 200,000 RSUs, with such awards vesting incrementally according to the following vesting schedules.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vest based upon achieving certain quarterly earnings goals during 2014, using a formula that takes into account, among other things, adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”) as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC (each a “Quarterly Earnings Goal”), vesting in increments of twenty five thousand (25,000) RSUs in each calendar quarter.  The Quarterly Earnings Goals for 2014 are as follows: (i) $700 million in the first quarter 2014; (i) $815 million in the second quarter 2014; (iii) $715 million in the third quarter 2014; and (iv) $815 million in the fourth quarter 2014.

In the event that a Quarterly Earnings Goal is achieved as of the last day of a given calendar quarter, the corresponding increment(s) of the RSU awards will vest contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  Furthermore, in the event that the Corporation achieves an aggregate amount of earnings for 2014 that is greater than or equal to $3.045 billion (the sum of the above Quarterly Earnings Goals), any unvested increment of the one hundred thousand (100,000) RSUs will vest contemporaneously with the filing of the Corporation’s financial results for the year ended December 31, 2014, with the SEC.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vest based upon achieving a positive number of net subscriber additions in each calendar quarter during 2014 (each “Quarterly Net Subscriber Additions Goal”), vesting in increments of twenty five thousand (25,000) RSUs in each calendar quarter.

In the event that a Quarterly Net Subscriber Additions Goal is achieved as of the last day of a given calendar quarter, the corresponding increment of the RSU awards will vest contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.  Furthermore, in the event that the Corporation’s aggregate number of net subscriber additions for 2014 is positive, any unvested increment of the one hundred thousand (100,000) RSUs will vest contemporaneously with the filing of the Corporation’s financial results for the year ended December 31, 2014, with the SEC.

For purposes of the Quarterly Net Subscriber Additions Goals under this equity incentive award, the calculation of “subscribers” is a formula that takes into account, among other things, Pay-TV subscribers and broadband subscribers.  In addition, for purposes of the Quarterly Earnings Goals under this equity incentive award, the calculation of “earnings” is a formula that takes into account, among other things, EBITDA as set forth in the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC.  The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of this equity incentive award, including vesting and all other aspects of calculating the achievement of the goals under this equity incentive award.

401(k) Plan

DISH Network has adopted the 401(k) Plan, a defined-contribution tax-qualified 401(k) plan, for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives have participated in the 401(k) Plan on the same terms as DISH Network’s other employees. Under the 401(k) Plan, employees generally become eligible for participation in the 401(k) Plan upon completing ninety days of service with DISH Network and reaching age 19.  401(k) Plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code.  DISH Network may also make a 50% matching employer contribution up to a maximum of $2,500 per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing contribution to the 401(k) Plan with the approval of its Compensation Committee and Board of Directors.  401(k) Plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions.  DISH Network’s employer contributions to 401(k) Plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have generally included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs and their family members and guests to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.

DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.

Shareholder Advisory Vote on Executive Compensation

DISH Network provided its shareholders with the opportunity to cast an advisory vote on executive compensation at the annual meeting of shareholders held in May 2011.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted in favor of the executive compensation proposal.  The Compensation Committee reviewed these voting results.  Since the voting results affirmed shareholders’ support of DISH Network’s approach to executive compensation, DISH Network did not change its approach in 2013 as a direct result of the vote.  As set forth at the annual meeting of shareholders held in May 2011, DISH Network intends to continue to seek a shareholder advisory vote on executive compensation once every three years and will seek such vote at the Annual Meeting.  For information regarding this year’s shareholder advisory vote on executive compensation, see Proposal No. 3.

2013 Executive Compensation

Generally, DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year.  With respect to the executive compensation of each NEO for 2013, the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the annual base salary and bonus paid to the NEO in the prior year, and (b) equity incentives held by each NEO in DISH Network’s stock incentive plans. The Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2013 and other information described in “Compilation of Certain Proxy Data” above. As described in “General Compensation Levels” above, DISH Network aims to provide annual base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.   In addition, the Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met.  The Compensation Committee did not exercise this discretion in 2013.

Compensation of our Chairman and our President and Chief Executive Officer

2013 Base Salary of Chairman.  Mr. Ergen’s annual base salary for 2013 was determined based on a review by the Compensation Committee of the expected annual base salaries in 2013 of each of DISH Network’s other NEOs. Mr. Ergen’s annual base salary was increased to $900,000, effective July 1, 2011.  The Compensation Committee determined that Mr. Ergen’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to annual base salaries and that therefore an increase over Mr. Ergen’s 2012 annual base salary was not necessary.

2013 Base Salary of President and Chief Executive Officer.  In determining Mr. Clayton’s 2013 annual base salary, Mr. Ergen subjectively determined that Mr. Clayton’s performance met expectations for 2012 and that Mr. Clayton was therefore eligible for our standard merit increase.  In addition, Mr. Ergen determined that Mr. Clayton should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Clayton’s base salary within the range of market compensation indicated in the Proxy Data and taking into consideration our practices with respect to base salaries.

2013 Cash Bonus.  No cash bonus was paid to Mr. Ergen or to Mr. Clayton in 2013.

2013 Equity Incentives.  With respect to equity incentives, DISH Network attempts to ensure that the Chairman and the President and Chief Executive Officer have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of DISH Network’s Class A Shares.  As discussed above, Mr. Ergen and Mr. Clayton each received awards under the 2013 LTIP on January 1, 2013.  In addition, as previously discussed, Mr. Clayton received certain equity incentive plan awards on April 1, 2014.

Compensation of Other Named Executive Officers

2013 Base Salary

Base salaries for each of the other NEOs are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2013 annual base salary of each of the other NEOs after considering: (a) the NEO’s annual base salary in 2012, (b) the range of the percentage increases in annual base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s annual base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2013 in relation to a particular NEO in 2013, (e) whether the NEO was promoted or newly hired in 2013, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2012 warranted an increase in the NEO’s annual base salary in 2013.  Placing primary weight on: (i) the NEO’s annual base salary in 2012 and (ii) whether, in Mr. Ergen’s subjective view, an increase in 2013 annual base salary was warranted based on performance and/or necessary to retain the NEO, Mr. Ergen recommended the annual base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below.

The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.   The Board of Directors accepted each of Mr. Ergen’s recommendations on annual base salaries for each of the other NEOs.

Mr. Han.  In determining Mr. Han’s 2013 annual base salary, Mr. Ergen subjectively determined that Mr. Han’s performance met expectations for 2012 and that Mr. Han was therefore eligible for our standard merit increase.  In addition, Mr. Ergen determined that Mr. Han should receive an additional increase in annual base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Han’s annual base salary within the range of market compensation indicated in the Proxy Data and taking into consideration our practices with respect to annual base salaries.

Mr. Olson.  In determining Mr. Olson’s 2013 annual base salary, Mr. Ergen subjectively determined that Mr. Olson’s performance met expectations for 2012 and that Mr. Olson was therefore eligible for our standard merit increase.

Mr. Shull.  Mr. Shull’s 2013 annual base salary was increased as a result of his promotion to Executive Vice President and Chief Commercial Officer on March 7, 2013.

2013 Cash Bonus.

Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any.  As discussed above, in light of prior grants of equity incentives, among other things, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program for 2013.  No cash bonus was paid to Messrs. Han, Olson or Shull during 2013.

2013 Equity Incentives

With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has equity incentives at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.   As discussed above, in granting awards to the other NEOs for 2013, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers.  In particular, in granting awards for 2013, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers.  As discussed above, Messrs. Ergen, Clayton, Han, Olson and Shull each received awards under the 2013 LTIP.  Also, during 2013, the Compensation Committee determined that Mr. Shull should receive an option to purchase 50,000 Class A Shares under the 2009 Stock Incentive Plan in connection with his promotion to Executive Vice President and Chief Commercial Officer on March 7, 2013.

During 2013, we generated cumulative free cash flow in excess of $5 billion while also maintaining 13 million DBS subscribers, which resulted in the cumulative vesting of 100% of the 2008 LTIP stock awards during 2013, and accordingly: (i) 270,000 Class A Shares of the stock option granted to Mr. Ergen under the 2008 LTIP vested and became exercisable; (ii) 90,000 Class A Shares of the stock option granted to Mr. Han under the 2008 LTIP vested and became exercisable; (iii) 72,000 Class A Shares of the stock option granted to Mr. Olson under the 2008 LTIP vested and became exercisable; and (iv) 22,500 Class A Shares of the stock option granted to Mr. Shull under the 2008 LTIP vested and became exercisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is appointed by the Board of Directors of DISH Network to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•                  Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•                  Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•                  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and Proxy Statement.

Respectfully submitted,

The DISH Network Executive Compensation Committee

Steven R. Goodbarn (Chairman)

George R. Brokaw

Charles M. Lillis

Tom A. Ortolf

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this information into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Program Risk Assessment

Annually, management reviews the components of our compensation for each employee other than our executive officers.  Base salaries for each of our executive officers (other than Mr. Ergen) are determined annually by our Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network.  The Board of Directors ultimately approved base cash salaries for 2013 for each of these executive officers other than Mr. Ergen.

Our Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary.  Our Compensation Committee makes and approves grants of options and other equity-based compensation to all of our executive officers.

The primary components of our executive compensation have historically included:

•                  base cash salary;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

DISH Network’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  We design corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of DISH Network and our shareholders as a whole.  However, during 2013, we elected not to implement a short-term incentive program.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our executive officers.  DISH Network has included base salary as a component of its executive compensation package because we believe it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, however, DISH Network has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, DISH Network has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees.  These benefits generally have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s products and services.  DISH Network has not traditionally provided severance benefits to employees.  However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of DISH Network for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, DISH Network’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  With respect to equity incentive compensation, DISH Network attempts to ensure that each executive officer retains equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by our shareholders.

DISH Network generally grants equity incentives only to a limited number of employees at certain levels.  The awards generally vest annually at the rate of 20% per year.  We believe that the multi-year vesting of our equity awards properly account for the time horizon of risk.  DISH Network has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period.  DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders.  Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers.  These awards, coupled with the relatively longer time frame during which these awards vest, mitigate the effect of short-term variations in our operating and financial performance, and we believe focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains.  In light of our approach towards compensation as set forth above, we believe that our process assists us in our efforts to mitigate excessive risk-taking.

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2013 for the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Charles W. Ergen (3)	2013	$900,000	$—	$218,400	$196,488	$—	$—	$952,478	$2,267,366
Chairman	2012	$900,000	$—	$—	$—	$—	$—	$400,186	$1,300,186
	2011	$750,000	$—	$—	$—	$—	$—	$208,441	$958,441

David M. Shull (4)	2013	$295,193	$—	$223,320	$923,599	$—	$—	$8,954	$1,451,066
Executive Vice President
and Chief Commercial Officer

Joseph P. Clayton (5)	2013	$980,769	$—	$218,400	$196,488	$—	$—	$6,500	$1,402,157
President and Chief Executive Officer	2012	$900,000	$—	$—	$—	$—	$—	$7,000	$907,000
	2011	$467,307	$—	$306,700	$9,071,625	$—	$—	$—	$9,845,632

Bernard L. Han (6)	2013	$495,193	$—	$218,400	$196,488	$—	$—	$6,500	$916,581
Executive Vice President	2012	$475,000	$—	$—	$—	$—	$—	$5,500	$480,500
and Chief Operating Officer	2011	$470,192	$50,000	$—	$981,070	$—	$—	$5,500	$1,506,762

Robert E. Olson (7)	2013	$358,078	$—	$218,400	$196,488	$—	$—	$6,500	$779,466
Executive Vice President	2012	$350,001	$—	$—	$—	$—	$—	$5,500	$355,501
and Chief Financial Officer	2011	$346,154	$—	$—	$—	$—	$—	$5,500	$351,654

(1)                        The amounts reported in the “Option Awards” column reflect grant date fair values.  These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

	Aggregate Grant Date Fair Value of 2013 Performance Awards	Incremental Grant Date Fair Value of Previous Performance Awards

Charles W. Ergen	$2,074,440	$613,292

David M. Shull	$2,113,320	$16,979

Joseph P. Clayton	$2,074,440	$—

Bernard L. Han	$2,074,440	$480,612

Robert E. Olson	$2,074,440	$69,797

Assumptions used in the calculation of grant date fair values are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.  Amounts included in “Incremental Grant Date Fair Value of Previous Performance Awards” resulted from adjustment of the price of certain stock options during January 2013 related to the Corporation’s 2012 cash dividend.

(2)                        “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program and our profit sharing program.

(3)                        Mr. Ergen’s annual base salary was increased to $900,000, effective July 1, 2011.  Mr. Ergen’s “All Other Compensation” also includes a tax preparation payment.  In addition, Mr. Ergen’s, “All Other Compensation” includes $902,413 for Mr. Ergen’s personal use (and on certain occasions for the personal use by members of his family and other guests) of corporate aircraft during the year ended December 31, 2013.  Of the $902,413 attributed to personal use of corporate aircraft, $156,438 was attributed to tax gross-up payments that related to personal use of corporate aircraft by Mr. Ergen and his family members and guests.  We calculated the value of personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network.  Since both the Corporation and EchoStar use the corporate aircraft and Mr. Ergen is an employee of both the Corporation and EchoStar, certain incremental costs related to personal use of corporate aircraft by Mr. Ergen and his family members and guests are allocated between the Corporation and EchoStar.

(4)                        Mr. Shull was promoted to Executive Vice President and Chief Commercial Officer of the Corporation on March 7, 2013 and his annual base salary was increased to $300,000 effective March 7, 2013.  As announced by DISH Network on April 28, 2014, Mr. Shull began a six-month leave of absence on May 31, 2014.

(5)                        Mr. Clayton replaced Mr. Ergen as President and Chief Executive Officer of the Corporation on June 20, 2011.  Mr. Clayton’s annual base salary was increased to $1 million effective March 2, 2013.

(6)                        The annual base salary for Mr. Han was increased to $500,000 effective March 2, 2013.

(7)                        The annual base salary for Mr. Olson was increased to $360,000 effective March 2, 2013.  As announced by DISH Network on August 22, 2014, Mr. Olson will retire on October 15, 2014, and Mr. Steven E. Swain will succeed Mr. Olson as Chief Financial Officer of the Corporation, effective October 1, 2014.  Mr. Swain, age 47, has served as DISH Network’s Senior Vice President of Programming since April 2014, overseeing the acquisition and renewal of all programming content for DISH, including national network and cable channels, Latino content, local broadcast stations and premium services such as HBO, Showtime and Starz.  Mr. Swain joined DISH Network in 2011 as Vice President of Corporate Financial Planning and Analysis.  Prior to DISH Network, Mr. Swain spent more than 15 years working in the telecommunications sector, most recently at CenturyLink, formerly Qwest Communications. There he served in multiple leadership roles across Finance, including corporate financial planning and analysis, treasury and investor relations, as well as in network engineering.  He earned his Bachelor’s of Science degree in chemical engineering from the University of Wisconsin and his Master of Business Administration from the University of Chicago.

Grant of Plan-Based Awards

The following table provides information on equity awards in 2013 for the Named Executive Officers.

									All Other Stock Awards:	All Other Option Awards:	Exercise
		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or	Number of Securities Underlying	or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (#)	Awards ($/sh)	Option Awards (2)
Charles W. Ergen	01/01/2013	11/30/2012	$—	$—	$—	—	—	30,000	—	—	$—	$218,400
	01/01/2013	11/30/2012	$—	$—	$—	—	—	60,000	—	—	$36.40	$196,488
	04/01/2013	11/30/2012	$—	$—	$—	—	—	—	110	—	$—	$—

David M. Shull	01/01/2013	11/30/2012	$—	$—	$—	—	—	15,000	—	—	$—	$109,200
	01/01/2013	11/30/2012	$—	$—	$—	—	—	30,000	—	—	$36.40	$98,244
	04/01/2013	03/07/2013	$—	$—	$—	—	—	15,000	—	—	$—	$114,120
	04/01/2013	03/07/2013	$—	$—	$—	—	—	30,000	—	—	$38.04	$101,100
	04/01/2013	03/07/2013	$—	$—	$—	—	—	—	—	50,000	$38.04	$724,255
	04/01/2013	11/30/2012	$—	$—	$—	—	—	—	110	—	$—	$—

Joseph P. Clayton	01/01/2013	11/30/2012	$—	$—	$—	—	—	30,000	—	—	$—	$218,400
	01/01/2013	11/30/2012	$—	$—	$—	—	—	60,000	—	—	$36.40	$196,488
	04/01/2013	11/30/2012	$—	$—	$—	—	—	—	110	—	$—	$—

Bernard L. Han	01/01/2013	11/30/2012	$—	$—	$—	—	—	30,000	—	—	$—	$218,400
	01/01/2013	11/30/2012	$—	$—	$—	—	—	60,000	—	—	$36.40	$196,488
	04/01/2013	11/30/2012	$—	$—	$—	—	—	—	110	—	$—	$—

Robert E. Olson	01/01/2013	11/30/2012	$—	$—	$—	—	—	30,000	—	—	$—	$218,400
	01/01/2013	11/30/2012	$—	$—	$—	—	—	60,000	—	—	$36.40	$196,488
	04/01/2013	11/30/2012	$—	$—	$—	—	—	—	110	—	$—	$—

(1)                        The amounts reported in the “All Other Stock Awards” column represent Class A Shares awarded to the eligible NEOs during 2013 pursuant to our profit sharing program.

(2)                        These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

2013 Performance Awards

Charles W. Ergen	$2,074,440

David M. Shull	$2,113,320

Joseph P. Clayton	$2,074,440

Bernard L. Han	$2,074,440

Robert E. Olson	$2,074,440

Assumptions used in the calculation of grant date fair values are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Charles W. Ergen	100,000	—	—	$28.06	12/31/2014	(2)	—	$—	—		$—
	—	—	900,000	$19.81	09/30/2015	(3)	—	$—	—		$—
	—	—	180,000	$24.96	09/30/2015	(2)	—	$—	—		$—
	495,000	—	—	$6.32	03/31/2017	(3)	—	$—	—		$—
	100,000	—	—	$23.96	03/31/2018	(3)	—	$—	—		$—
	330,000	—	870,000	$27.90	09/30/2021	(3)	—	$—	—		$—
	—	—	60,000	$36.40	01/01/2023		—	$—	30,000	(7)	$1,737,600

David M. Shull	—	—	30,000	$19.55	03/31/2015	(3)	—	$—	—		$—
	—	—	6,000	$24.69	03/31/2015	(2)	—	$—	—		$—
	10,002	—	—	$6.32	12/31/2008	(3)	—	$—	—		$—
	—	15,000	—	$21.59	03/31/2021	(3)	—	$—	—		$—
	—	20,000	—	$32.16	03/31/2022	(3)	—	$—	—		$—
	—	—	30,000	$36.40	01/01/2023		—	$—	15,000	(7)	$868,800
	—	—	30,000	$38.04	01/01/2023		—	$—	15,000	(8)	$868,800
	—	50,000	—	$38.04	04/01/2023		—	$—	—		$—

Joseph P. Clayton	600,000	—	—	$27.90	06/30/2021	(3)	—	$—	95,000	(4)	$5,502,400
	—	—	60,000	$36.40	01/01/2023		—	$—	30,000	(7)	$1,737,600

Bernard L. Han	—	—	90,000	$22.45	09/30/2016	(3)	—	$—	30,000	(5)	$1,737,600
	—	—	18,000	$27.63	09/30/2016	(2)	—	$—	6,000	(2)	$298,320
	90,000	—	—	$6.32	03/31/2017	(3)	—	$—	—		$—
	60,000	60,000	—	$6.34	03/31/2019	(3)	—	$—	—		$—
	—	—	600,000	$15.38	06/30/2020	(3)	—	$—	200,000	(6)	$11,584,000
	40,000	60,000	—	$21.59	03/31/2021	(3)	—	$—	—		$—
	—	—	60,000	$36.40	01/01/2023		—	$—	30,000	(7)	$1,737,600

Robert E. Olson	—	20,000	—	$11.44	06/30/2019	(3)	—	$—	—		$—
	11,000	10,000	—	$15.38	06/30/2020	(3)	—	$—	—		$—
	—	—	60,000	$36.40	01/01/2023		—	$—	30,000	(7)	$1,737,600

(1)                      Amount represents the number of unvested, performance-based restricted stock units multiplied by $57.92 or $49.72, the closing market prices of DISH Network’s and EchoStar’s Class A Shares, respectively, on December 31, 2013.

(2)                      Amounts represent outstanding awards received by our NEOs from EchoStar as a result of the Spin-off (as defined below).

(3)                     On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012.  In light of such dividend, our Board of Directors and Compensation Committee, which administers our stock incentive plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by up to $1.00 per share; provided that the exercise price of eligible stock options will not be reduced below $1.00.  As a result of this adjustment, the exercise price of these stock options was decreased by $0.77 per share during January 2013.

(4)                     Restricted stock awarded on June 30, 2011 under DISH Network’s Stock Incentive Plans.

(5)                     Restricted stock awarded on September 30, 2006 under DISH Network’s Stock Incentive Plans.

(6)                     Restricted stock awarded on June 30, 2010 under DISH Network’s Stock Incentive Plans.

(7)                     Restricted stock awarded on January 1, 2013 under DISH Network’s Stock Incentive Plans.

(8)                     Restricted stock awarded on April 1, 2013 under DISH Network’s Stock Incentive Plans.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles W. Ergen	—	$—	—	$—

David M. Shull	87,500	$1,618,250	—	$—

Joseph P. Clayton	—	$—	125,000	$4,922,400

Bernard L. Han	635,000	$16,890,939	—	$—

Robert E. Olson	120,000	$3,622,956	—	$—

(1)                    The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our standard form of non-performance based option agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) DISH Network or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2013, and the executives were terminated by DISH Network or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Charles W. Ergen (1)	$—

David M. Shull	$2,054,150

Joseph P. Clayton (1)	$—

Bernard L. Han	$6,820,900

Robert E. Olson	$1,355,000

(1)                    The value of potentially accelerated unvested options is zero because Mr. Ergen and Mr. Clayton did not have any unvested non-performance based options as of December 31, 2013.

DIRECTOR COMPENSATION

The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2013 for each of our nonemployee directors.  Our employee directors are not compensated for their service as directors and, consequently, are not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George R. Brokaw (1)	$35,250	$—	$—	$—	$—	$—	$35,250

Steven R. Goodbarn	$107,500	$—	$50,145	$—	$—	$—	$157,645

Charles M. Lillis (2)	$17,000	$—	$—	$—	$—	$—	$17,000

Tom A. Ortolf	$99,000	$—	$50,145	$—	$—	$—	$149,145

(1)         Mr. Brokaw was appointed as an independent member of the Board effective October 7, 2013.

(2)         Mr. Lillis was appointed as an independent member of the Board effective November 5, 2013.  Mr. Lillis’ fees do not include any amounts for his service on the Special Litigation Committee (as defined below) during 2013, which he joined on December 9, 2013.

(3)         The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2013, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

On June 30, 2013, Mr. Goodbarn and Mr. Ortolf were each granted an option to acquire 5,000 Class A Shares at an exercise price of $42.52 per share.  Options granted under our 2001 Director Plan are 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Standard Nonemployee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

Cash Compensation.  Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments; provided such person is a member of the Board on the last day of the applicable calendar quarter.  Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone.  Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive:  (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

In July 2013, the Board approved a one-time retainer of $25,000 for members of its special transaction committee (the “Special Transaction Committee”) established in connection with the potential purchase by L-Band Acquisition, LLC, a wholly-owned subsidiary of DISH Network, of substantially all of the assets of LightSquared LP and certain of its subsidiaries.  Mr. Goodbarn served as a member of the Special Transaction Committee during 2013.  In addition, in September 2013, the Board approved a $5,000 monthly retainer for the members of its special litigation committee (the “Special Litigation Committee”) established in connection with the litigation discussed in Part I of the Corporation’s Annual Report on Form 10-K filed with the SEC on February 21, 2014 under the caption “Item 3.  Legal Proceedings — Lightsquared Transaction Shareholder Derivative Actions.”  Messrs. Ortolf, Brokaw and Lillis served as members of the Special Litigation Committee during 2013.

Equity Compensation.  We have adopted a nonemployee director stock option plan, which we refer to as the 2001 Director Plan. The purpose of the 2001 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified nonemployee directors.  Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Nonemployee Director Stock Option Plan (our “2001 Director Plan”) effective the first day of the next calendar quarter.  Options granted under our 2001 Director Plan are 100% vested upon issuance and have a term of five years.  We also have the discretion to grant each continuing nonemployee director an option to acquire Class A Shares annually, and we have historically granted each continuing nonemployee director an option to acquire 5,000 Class A Shares in recent years.

Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to our 2001 Director Plan. We have granted the following options to our nonemployee directors under such plan:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Steven R. Goodbarn	5,000	$27.78	6/30/2017	(1)
	5,000	$42.52	6/30/2018
Total Options Outstanding at December 31, 2013	10,000

Tom A. Ortolf	10,000	$27.90	6/30/2016	(1)
	5,000	$27.78	6/30/2017	(1)
	5,000	$42.52	6/30/2018
Total Options Outstanding at December 31, 2013	20,000

(1)        On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012.  In light of such dividend, our Board determined to adjust the exercise price of certain stock options issued to nonemployee directors under the plans by decreasing the exercise price by up to $1.00 per share; provided that the exercise price of eligible stock options will not be reduced below $1.00.  As a result of this adjustment, the exercise price of these stock options was decreased by $0.77 per share during January 2013.

On January 1, 2014, Mr. Brokaw and Mr. Lillis were each granted an option to acquire 7,500 Class A Shares at an exercise price of $57.92 per share under our 2001 Director Plan in connection with their election to the Board in 2013.

EQUITY COMPENSATION PLAN INFORMATION

We have two employee stock incentive plans: our 1999 Stock Incentive Plan and 2009 Stock Incentive Plan (the “Stock Incentive Plans”).  We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees.  While awards remain outstanding under our 1999 Stock Incentive Plan, we no longer grant equity awards pursuant to this plan.  The Stock Incentive Plans are administered by our Compensation Committee.

Awards available under the Stock Incentive Plans include:  (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2013, 68,797,894 of our Class A Shares were available for issuance under the 2009 Stock Incentive Plan.  Our authorization to grant new awards under the 1999 Stock Incentive Plan has expired.  The Compensation Committee retains discretion, subject to plan limits, to, among other things, modify the terms of outstanding awards and to adjust the price of awards.

As of December 31, 2013, there were outstanding options to purchase 14,058,574 Class A Shares and 1,943,497 outstanding restricted stock units under the Stock Incentive Plans.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $50.00 per Class A Share.

On December 2, 2012, we declared a dividend of $1.00 per share on our outstanding Class A Shares and Class B Shares. The dividend was paid in cash on December 28, 2012 to shareholders of record on December 14, 2012. In light of such dividend, the Board of Directors and the Compensation Committee, which administers our Stock Incentive Plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by up to $1.00 per share; provided, that the exercise price of eligible stock options will not be reduced below $1.00. As a result of this adjustment, the exercise price of these stock options was decreased by $0.77 per share during January 2013.

As previously discussed in Compensation Discussion & Analysis, we have adopted the 2005 LTIP, the 2008 LTIP, and the 2013 LTIP under DISH Network’s Stock Incentive Plans.

In addition to the 2001 Director Plan and the Stock Incentive Plans, during 2002 we adopted and our shareholders approved our 2002 Class B Chairman Stock Option Plan, under which we have reserved 20 million Class B Shares for issuance.  The Class B Shares available for issuance under the 2002 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2002 Class B Chairman Stock Option Plan.

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,002,071	$21.71	69,702,894
Equity compensation plans not approved by security holders	—	—	—
Total	16,002,071	$21.71	69,702,894

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers (and their immediate family members) and EchoStar.  In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel then directs the appropriate review of all potential related-party transactions and generally schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors.  The Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions.  Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  Transactions involving EchoStar are subject to the approval of a committee of the non-interlocking directors or in certain circumstances non-interlocking management.

Related Party Transactions with EchoStar Corporation

On January 1, 2008, we completed the spin-off of EchoStar (the “Spin-off”), which was previously our subsidiary. Following the Spin-off, DISH Network and EchoStar have operated as separate publicly-traded companies and, except for the Satellite and Tracking Stock Transaction described below, neither entity has any ownership interest in the other. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

EchoStar is our primary supplier of set-top boxes and digital broadcast operations and a supplier of a majority of our transponder capacity. Generally, the amounts we pay EchoStar for products and services are based on pricing equal to EchoStar’s cost plus a fixed margin (unless noted differently below), which will vary depending on the nature of the products and services provided.

In connection with and following the Spin-off, we and EchoStar have entered into certain agreements pursuant to which we obtain certain products, services and rights from EchoStar, EchoStar obtains certain products, services and rights from us, and we and EchoStar have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with EchoStar in the future. The following is a summary of the terms of our principal agreements with EchoStar that may have an impact on our financial condition and results of operations.

Amended and Restated T2 Development Agreement.  On August 29, 2013, we and EchoStar entered into a development agreement (the “T2 Development Agreement”) with respect to the T2 satellite, by which EchoStar reimburses us for amounts we pay pursuant to an authorization to proceed (the “T2 ATP”) with Space Systems/Loral, Inc. (“SS/L”) related to the T2 satellite construction contract.  In exchange, we granted EchoStar a right of first refusal and right of first offer to purchase our rights in T2 during the term of the T2 Development Agreement.  In addition, under certain circumstances EchoStar had a right to receive a portion of the sale proceeds in the event T2 is sold to a third party during or following the term of the T2 Development Agreement.  Unless sooner terminated in accordance with its terms, the term of the T2 Development Agreement expired on the later of: (i) December 31, 2013, or (ii) the date on which the T2 ATP expires.

During the fourth quarter 2013, we and EchoStar amended and restated the T2 Development Agreement (the “Amended and Restated T2 Development Agreement”), which supersedes and replaces the T2 Development Agreement.  Under the Amended and Restated T2 Development Agreement, EchoStar will continue to reimburse us for amounts we pay pursuant to the T2 ATP with SS/L.  In exchange, we granted EchoStar the right and option to purchase our rights in T2 for the sum of $55 million, exercisable at any time between January 1, 2014 and (i) the expiration or earlier termination of the Amended and Restated T2 Development Agreement or (ii) December 19, 2014, whichever occurs sooner.  Unless sooner terminated in accordance with its terms, the term of the Amended and Restated T2 Development Agreement expires on the later of: (a) December 19, 2014; or (b) the date on which the T2 ATP expires. We received payments from EchoStar of approximately $16 million and $21 million under the Amended and Restated T2 Development Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Application Development Agreement.  During the fourth quarter 2012, we and EchoStar entered into a set-top box application development agreement (the “Application Development Agreement”) pursuant to which EchoStar provides us with certain services relating to the development of web-based applications for set-top boxes for a period ending on February 1, 2015.  The Application Development Agreement renews automatically for successive one-year periods thereafter, unless terminated earlier by us or EchoStar at any time upon at least 90 days’ notice.  The fees for services provided under the Application Development Agreement are calculated at EchoStar’s cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We incurred expenses payable to EchoStar of approximately $4 million and $3 million under the Application Development Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Broadcast Agreement.  Effective January 1, 2012, we and EchoStar entered into a broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which EchoStar provides broadcast services to us, including teleport services such as transmission and downlinking, channel origination services, and channel management services, for the period from January 1, 2012 to December 31, 2016.  The fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) EchoStar’s cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) EchoStar’s cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided.  We have the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days notice to EchoStar.  If we terminate the teleport services provided under the 2012 Broadcast Agreement for a reason other than EchoStar’s breach, we are generally obligated to reimburse EchoStar for any direct costs EchoStar incurs related to any such termination that it cannot reasonably mitigate.  We incurred expenses payable to EchoStar of approximately $230 million and $110 million under the 2012 Broadcast Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Broadcast Agreement for Certain Sports Related Programming.  During May 2010, we and EchoStar entered into a broadcast agreement pursuant to which EchoStar provides certain broadcast services to us in connection with our carriage of certain sports related programming.  The term of this agreement is for ten years.  If we terminate this agreement for a reason other than EchoStar’s breach, we are generally obligated to reimburse EchoStar for any direct costs EchoStar incurs related to any such termination that it cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We incurred expenses payable to EchoStar of approximately $1 million and less than $1 million under this broadcast agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

DISH Digital Holding L.L.C.  Effective July 1, 2012, we and EchoStar formed DISH Digital Holding L.L.C. (“DISH Digital”), which was owned two-thirds by us and one-third by EchoStar and was consolidated into our financial statements beginning July 1, 2012.  DISH Digital was formed to develop and commercialize certain advanced technologies.  At that time, we, EchoStar and DISH Digital entered into the following agreements with respect to DISH Digital:  (i) a contribution agreement pursuant to which we and EchoStar contributed certain assets in exchange for our respective ownership interests in DISH Digital; (ii) a limited liability company operating agreement (the “Operating Agreement”), which provides for the governance of DISH Digital; and (iii) a commercial agreement (the “Commercial Agreement”) pursuant to which, among other things, DISH Digital has:  (a) certain rights and corresponding obligations with respect to its business; and (b) the right, but not the obligation, to receive certain services from us and EchoStar, respectively.  Since this was a formation of an entity under common control and a step-up in basis was not allowed, each party’s contributions were recorded at historical book value for accounting purposes.  We consolidated DISH Digital with EchoStar’s ownership position recorded as non-controlling interest.  Effective August 1, 2014, EchoStar and DISH Digital entered into an exchange agreement (the “Exchange Agreement”) pursuant to which, among other things, DISH Digital distributed certain assets to EchoStar and EchoStar reduced its interest in DISH Digital to a ten percent non-voting interest.  We now have a ninety percent equity interest and a 100% voting interest in DISH Digital.  In addition, we, EchoStar and DISH Digital amended and restated the Operating Agreement, primarily to reflect the changes implemented by the Exchange Agreement.  Finally, we, EchoStar and DISH Digital amended and restated the Commercial Agreement, pursuant to which, among other things, DISH Digital:  (1) continues to have certain rights and corresponding obligations with respect to its business; (2) continues to have the right, but not the obligation, to receive certain services from us and EchoStar; and (3) has a license from EchoStar to use certain of the assets distributed to EchoStar as part of the Exchange Agreement.  We incurred expenses payable to EchoStar of approximately $18 million and $15 million under the Commercial Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

DISH Remote Access Services Agreement.  Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we receive, among other things, certain remote DVR management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms.  This agreement may be terminated for any reason upon at least 120 days notice to EchoStar.  We incurred expenses payable to EchoStar of approximately $2 million and $1 million under the remote access services agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

DISHOnline.com Services Agreement.  Effective January 1, 2010, we entered into a two-year agreement with EchoStar pursuant to which we receive certain services associated with an online video portal.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.   We have the option to renew this agreement for three successive one year terms and the agreement may be terminated for any reason upon at least 120 days notice to EchoStar. In November 2013, we exercised our right to renew this agreement for a one-year period ending on December 31, 2014.  We incurred expenses payable to EchoStar of approximately $6 million and $3 million under the DISHOnline.com services agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Hughes Agreements.

Blockbuster Agreement.  On April 26, 2011, we completed the acquisition of substantially all of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”).  During the second quarter 2011, EchoStar acquired Hughes Communications, Inc. (“Hughes”).  Blockbuster purchased certain broadband products and services from Hughes Network Systems, LLC (“HNS”), a wholly-owned subsidiary of Hughes, pursuant to an agreement that was entered into prior to the Blockbuster Acquisition and EchoStar’s acquisition of Hughes.  Subsequent to these transactions, Blockbuster entered into a new agreement with HNS which extends for a period through October 31, 2014, pursuant to which Blockbuster may continue to purchase certain broadband products and services from HNS.  Blockbuster incurred expenses payable to EchoStar of approximately $1 million under this agreement during 2013.  This agreement was terminated by Blockbuster effective February 1, 2014.

DBSD North America.  On March 9, 2012, we completed the acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  During the second quarter 2011, EchoStar acquired Hughes.  Prior to our acquisition of DBSD North America and EchoStar’s acquisition of Hughes, DBSD North America and HNS entered into an agreement pursuant to which HNS provides, among other things, hosting, operations and maintenance services for DBSD North America’s satellite gateway and associated ground infrastructure.  This agreement renewed for a one-year period ending on February 15, 2015, and renews for two successive one-year periods unless terminated by DBSD North America upon at least 30 days notice prior to the expiration of any renewal term.  We incurred expenses payable to HNS of approximately $2 million and $1 million under this agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Hughes Broadband Distribution Agreement.  Effective October 1, 2012, dishNET Satellite Broadband L.L.C. (“dishNET Satellite Broadband”), our wholly-owned subsidiary, and HNS entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which dishNET Satellite Broadband has the right, but not the obligation, to market, sell and distribute the HNS satellite Internet service (the “Service”).  dishNET Satellite Broadband pays HNS a monthly per subscriber wholesale service fee for the Service based upon the subscriber’s service level, and, beginning January 1, 2014, certain volume subscription thresholds.  The Distribution Agreement also provides that dishNET Satellite Broadband has the right, but not the obligation, to purchase certain broadband equipment from HNS to support the sale of the Service.  The Distribution Agreement initially had a term of five years with automatic renewal for successive one year terms unless either party gives written notice of its intent not to renew to the other party at least 180 days before the expiration of the then-current term.  On February 20, 2014, dishNET Satellite Broadband and HNS amended the Distribution Agreement which, among other things, extends the initial term of the Distribution Agreement through March 1, 2024.  Upon expiration or termination of the Distribution Agreement, the parties will continue to provide the Service to the then-current dishNET subscribers pursuant to the terms and conditions of the Distribution Agreement.  We incurred expenses payable to HNS of approximately $32 million and $32 million under the Distribution Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively, for services from HNS.  In addition, we purchased approximately $69 million and $15 million of broadband customer premise equipment from HNS during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Radio Access Network Agreement.  On November 29, 2012, we entered into an agreement with HNS pursuant to which HNS will construct for us a ground-based satellite radio access network (“RAN”) for a fixed fee.  The completion of the RAN under this agreement is expected to occur on or before November 29, 2014.  This agreement generally may be terminated by us at any time for convenience.  As of December 31, 2013 and June 30, 2014, we capitalized approximately $13 million and $18 million, respectively, under this agreement.

RUS Implementation Agreement.  In September 2010, DISH Broadband L.L.C. (“DISH Broadband”), our wholly-owned subsidiary, was selected by the Rural Utilities Service (“RUS”) of the United States Department of Agriculture to receive up to approximately $14 million in broadband stimulus grant funds (the “Grant Funds”).  Effective November 2011, DISH Broadband and HNS, entered into a RUS Implementation Agreement (the “RUS Agreement”) pursuant to which HNS provides certain portions of the equipment and broadband service used to implement our RUS program.    We incurred expenses payable to HNS of approximately $3 million under the RUS Agreement during 2013.  The RUS Agreement expired during June 2013 when the Grant Funds were exhausted.

TerreStar.  On March 9, 2012, we completed the acquisition of substantially all the assets of TerreStar Networks, Inc. (“TerreStar”).  Prior to our acquisition of substantially all the assets of TerreStar and EchoStar’s acquisition of Hughes, TerreStar and HNS entered into various agreements pursuant to which HNS provides, among other things, hosting, operations and maintenance services for TerreStar’s satellite gateway and associated ground infrastructure.  These agreements generally may be terminated by us at any time for convenience.  We incurred expenses payable to HNS of approximately $5 million and $3 million under these agreements during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Intellectual Property Matters Agreement.  In connection with the Spin-off, we entered into an intellectual property matters agreement with EchoStar. The intellectual property matters agreement governs our relationship with EchoStar with respect to patents, trademarks and other intellectual property.  The term of the intellectual property matters agreement will continue in perpetuity.  Pursuant to the intellectual property matters agreement we irrevocably assigned to EchoStar all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of EchoStar’s set-top box business.  In addition, the agreement permits EchoStar to use, in the operation of its set-top box business, certain other intellectual property currently owned or licensed by us and our subsidiaries. EchoStar granted to us and our subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with the continued operation of our consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off.  After the transitional period, we may not use the “EchoStar” name as a trademark, except in certain limited circumstances.  Similarly, the intellectual property matters agreement provides that EchoStar will not make any use of the name or trademark “DISH Network” or any other trademark owned by us, except in certain circumstances.  There were no payments under the intellectual property matters agreement during 2013.  There are no payments expected under the intellectual property matters agreement in 2014.

Management Services Agreement.  In connection with the Spin-off, we entered into a Management Services Agreement with EchoStar pursuant to which we have made certain of our officers available to provide services (which were primarily legal and accounting services) to EchoStar.  Effective June 15, 2013, the Management Services Agreement was terminated by EchoStar.  EchoStar made payments to us based upon an allocable portion of the personnel costs and expenses incurred by us with respect to any such officers (taking into account wages and fringe benefits).  These allocations were based upon the estimated percentages of time spent by our executive officers performing services for EchoStar under the Management Services Agreement.  EchoStar also reimbursed us for direct out-of-pocket costs incurred by us for management services provided to EchoStar.  We and EchoStar evaluated all charges for reasonableness at least annually and made any adjustments to these charges as we and EchoStar mutually agree upon.  No payments were made under the Management Services Agreement during the year ended December 31, 2013 or six months ended June 30, 2014.

Patent Cross-License Agreements.  During December 2011, we and EchoStar entered into separate patent cross-license agreements with the same third party whereby: (i) EchoStar and such third party licensed their respective patents to each other subject to certain conditions; and (ii) we and such third party licensed our respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross-License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million. Each Cross-License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3 million.  However, we and EchoStar may elect to extend our respective Cross-License Agreement independently of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenues of us and EchoStar, we and EchoStar agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.  No payments were made under the Cross-License Agreements during the year ended December 31, 2013 or six months ended June 30, 2014.

Product Support Agreement.  In connection with the Spin-off, we entered into a product support agreement pursuant to which we have the right, but not the obligation, to receive product support from EchoStar (including certain engineering and technical support services) for all set-top boxes and related accessories that EchoStar has previously sold and in the future may sell to us.  The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided.  The term of the product support agreement is the economic life of such receivers and related accessories, unless terminated earlier.  We may terminate the product support agreement for any reason upon at least 60 days notice.  In the event of an early termination of this agreement, we are entitled to a refund of any unearned fees paid to EchoStar for the services.  We incurred expenses payable to EchoStar of approximately $37 million and $24 million under the product support agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, we entered into various agreements with EchoStar including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement.  During 2009, we and EchoStar agreed that EchoStar shall continue to have the right, but not the obligation, to receive the following services from us, among others, certain of which were previously provided under the Transition Services Agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, we and EchoStar agreed that we shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for us (previously provided under the Satellite Procurement Agreement) and receive logistics, procurement and quality assurance services from EchoStar (previously provided under the Services Agreement) and other support services.  The Professional Services Agreement automatically renewed on January 1, 2014 for an additional one-year period until January 1, 2015 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days notice.  We earned revenues of approximately $1 million and less than $1 million from EchoStar under the Professional Services Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.  We incurred expenses payable to EchoStar of approximately $18 million and $6 million under the Professional Services Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Real Estate Lease Agreements.  We have entered into lease agreements pursuant to which we lease certain real estate from EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We incurred expenses payable to EchoStar of approximately $12 million and $7 million under these real estate lease agreements during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.   The term of each lease is set forth below:

•                  Inverness Lease Agreement.  The lease for certain space at 90 Inverness Circle East in Englewood, Colorado is for a period ending on December 31, 2016.  This agreement can be terminated by either party upon six months prior notice.

•                  Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

•                  Santa Fe Lease Agreement.  The lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado is for a period ending on December 31, 2016 with a renewal option for one additional year.

•                  EchoStar Data Networks Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

•                  Gilbert Lease Agreement.  The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona terminated on May 31,  2014.

•                  Cheyenne Lease Agreement.  The lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming is for a period ending on December 31, 2031.

Additionally, since the Spin-off, we have entered into lease agreements pursuant to which we lease certain real estate to EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic areas, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenues of less than $1 million from EchoStar under these real estate leases during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.  The term of each lease is set forth below:

•                  El Paso Lease Agreement.   During 2012, we leased certain space at 1285 Joe Battle Blvd., El Paso, Texas to EchoStar for a period ending on August 1, 2015, which also provides EchoStar with renewal options for four consecutive three-year terms.

•                  American Fork Occupancy License Agreement.  During 2013, we subleased certain space at 796 East Utah Valley Drive, American Fork, Utah to EchoStar for a period ending on July 31, 2017.

Receiver Agreement.  EchoStar is currently our primary supplier of set-top box receivers.  Effective January 1, 2012, we and EchoStar entered into a receiver agreement (the “2012 Receiver Agreement”) pursuant to which we have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from EchoStar for the period from January 1, 2012 to December 31, 2014.  We have an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days notice prior to the end of the term.  On May 5, 2014, we provided EchoStar notice to extend the 2012 Receiver Agreement for an additional one year until December 31, 2015.  The 2012 Receiver Agreement allows us to purchase digital set-top boxes, related accessories and other equipment from EchoStar either: (i) at a cost (decreasing as EchoStar reduces costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on EchoStar’s mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement, EchoStar’s margins will be increased if they are able to reduce the costs of their digital set-top boxes and their margins will be reduced if these costs increase.  EchoStar provides us with standard manufacturer warranties for the goods sold under the 2012 Receiver Agreement.  Additionally, the 2012 Receiver Agreement includes an indemnification provision, whereby the parties indemnify each other for certain intellectual property matters.  We are able to terminate the 2012 Receiver Agreement for any reason upon at least 60 days notice to EchoStar.  EchoStar is able to terminate the 2012 Receiver Agreement if certain entities acquire us.  We incurred expenses payable to EchoStar of approximately $1.242 billion and $591 million under the 2012 Receiver Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.  Included in this amount are purchases of certain broadband customer premise equipment from EchoStar under the 2012 Receiver Agreement.

Remanufactured Receiver Agreement.  We entered into a remanufactured receiver agreement with EchoStar pursuant to which EchoStar has the right, but not the obligation, to purchase remanufactured receivers and accessories from us at cost plus a fixed margin, which varies depending on the nature of the equipment purchased.  In November 2013, we and EchoStar extended this agreement until December 31, 2014.  EchoStar may terminate the remanufactured receiver agreement for any reason upon at least 60 days written notice to us.  We may also terminate this agreement if certain entities acquire us.  We earned revenues of less than $1 million and approximately $2 million as a result of EchoStar’s purchases of remanufactured receivers and accessories from us during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Satellite Capacity Agreements

Satellite Capacity Leased from EchoStar.  Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which we lease certain satellite capacity on certain satellites owned or leased by EchoStar.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are leased on the applicable satellite and the length of the lease.  We incurred expenses payable to EchoStar of approximately $162 million and $149 million under satellite capacity agreements during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.  The term of each lease is set forth below:

EchoStar I, VII, X, XI and XIV.  On March 1, 2014, we began leasing certain capacity from EchoStar on the EchoStar I, VII, X, XI and XIV satellites.  The term of each satellite capacity agreement generally terminates upon the earlier of:  (i) the end-of-life of the satellite; (ii) the date the satellite fails; or (iii) a certain date, which depends upon, among other things, the estimated useful life of the satellite.  We generally have the option to renew each satellite capacity agreement on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.

EchoStar VIII.  During May 2013, we began leasing capacity from EchoStar on EchoStar VIII as an in-orbit spare.  Effective March 1, 2014, this lease converted to a month-to-month lease.  Both parties have the right to terminate this lease with 30 days notice.

EchoStar IX.  We lease certain satellite capacity from EchoStar on EchoStar IX.  Subject to availability, we generally have the right to continue to lease satellite capacity from EchoStar on EchoStar IX on a month-to-month basis.

EchoStar XII.  The lease for EchoStar XII generally terminates upon the earlier of:  (i) the end-of-life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponders on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service and the exercise of certain renewal options.  We generally have the option to renew the lease on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.

EchoStar XVI.  During December 2009, we entered into a transponder service agreement with EchoStar to lease all of the capacity on EchoStar XVI, a DBS satellite, after its service commencement date.  EchoStar XVI was launched during November 2012 to replace EchoStar XV at the 61.5 degree orbital location and is currently in service.  Under the original transponder service agreement, the initial term generally expired upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite failed; (iii) the date the transponder(s) on which service was being provided under the agreement failed; or (iv) ten years following the actual service commencement date.  Prior to expiration of the initial term, we also had the option to renew on a year-to-year basis through the end-of-life of the satellite.  Effective December 21, 2012, we and EchoStar amended the transponder service agreement to, among other things, change the initial term to generally expire upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) four years following the actual service commencement date.  Prior to expiration of the initial term, we have the option to renew for an additional six-year period.  Prior to expiration of the initial term, EchoStar also has the right, upon certain conditions, to renew for an additional six-year period.  If either we or EchoStar exercise our respective six-year renewal options, then we have the option to renew for an additional five-year period prior to expiration of the then-current term.  There can be no assurance that any options to renew this agreement will be exercised.

Nimiq 5 Agreement.  During 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During 2009, EchoStar also entered into a satellite service agreement (the “DISH Nimiq 5 Agreement”) with us, pursuant to which we currently receive service from EchoStar on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We have also guaranteed certain obligations of EchoStar under the Telesat Transponder Agreement.

Under the terms of the DISH Nimiq 5 Agreement, we make certain monthly payments to EchoStar that commenced in September 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Nimiq 5 Agreement, the service term will expire ten years following the date the Nimiq 5 satellite was placed into service.  Upon expiration of the initial term, we have the option to renew the DISH Nimiq 5 Agreement on a year-to-year basis through the end-of-life of the Nimiq 5 satellite.  Upon in-orbit failure or end-of-life of the Nimiq 5 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the DISH Nimiq 5 Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.  We incurred expenses payable to EchoStar of approximately $79 million and $39 million under the DISH Nimiq 5 Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

QuetzSat-1 Lease Agreement.  During 2008, EchoStar entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”), which provides, among other things, for the provision by SES to EchoStar of service on 32 DBS transponders on the QuetzSat-1 satellite.  During 2008, EchoStar also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with us pursuant to which we receive service from EchoStar on 24 DBS transponders.  QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter 2011 at the 67.1 degree orbital location while we and EchoStar explored alternative uses for the QuetzSat-1 satellite.  In the interim, EchoStar provided us with alternate capacity at the 77 degree orbital location.  During the third quarter 2012, we and EchoStar entered into an agreement pursuant to which we sublease five DBS transponders back to EchoStar.  During January 2013, QuetzSat-1 was moved to the 77 degree orbital location and we commenced commercial operations at this location in February 2013.

Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the initial service term will expire in November 2021.  Upon expiration of the initial term, we have the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end-of-life of the QuetzSat-1 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the QuetzSat-1 Transponder Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.

103 Degree Orbital Location/SES-3.  During May 2012, EchoStar entered into a spectrum development agreement (the “103 Spectrum Development Agreement”) with Ciel Satellite Holdings Inc. (“Ciel”) to develop certain spectrum rights at the 103 degree orbital location (the “103 Spectrum Rights”).  During June 2013, we and EchoStar entered into a spectrum development agreement (the “DISH 103 Spectrum Development Agreement”) pursuant to which we may use and develop the 103 Spectrum Rights.  During the third quarter 2013, we made a $23 million payment to EchoStar in exchange for these rights.  In accordance with accounting principles that apply to transfers of assets between companies under common control, we recorded EchoStar’s net book value of this asset of $20 million in “Other noncurrent assets, net” on our Consolidated Balance Sheets and recorded the amount in excess of EchoStar’s net book value of $3 million as a capital distribution.  Unless earlier terminated under the terms and conditions of the DISH 103 Spectrum Development Agreement, the term generally will continue for the duration of the 103 Spectrum Rights.

In connection with the 103 Spectrum Development Agreement, during May 2012, EchoStar also entered into a ten-year service agreement with Ciel pursuant to which EchoStar leases certain satellite capacity from Ciel on the SES-3 satellite at the 103 degree orbital location (the “103 Service Agreement”).  During June 2013, we and EchoStar entered into an agreement pursuant to which we lease certain satellite capacity from EchoStar on the SES-3 satellite (the “DISH 103 Service Agreement”).  Under the terms of the DISH 103 Service Agreement, we make certain monthly payments to EchoStar through the service term.  Unless earlier terminated under the terms and conditions of the DISH 103 Service Agreement, the initial service term will expire on the earlier of: (i) the date the SES-3 satellite fails; (ii) the date the transponder(s) on which service was being provided under the agreement fails; or (iii) ten years following the actual service commencement date.  Upon in-orbit failure or end of life of the SES-3 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that we will exercise our option to receive service on a replacement satellite.

Satellite Capacity Leased to EchoStar.  Since the Spin-off, we have entered into certain satellite capacity agreements pursuant to which EchoStar leases certain satellite capacity on certain satellites owned by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite, the number of transponders that are leased on the applicable satellite and the length of the lease.  We earned revenues of approximately $37 million and $26 million from EchoStar under these satellite capacity agreements during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.  The term of each lease is set forth below:

D1.  Effective November 1, 2012, we entered into a satellite capacity agreement pursuant to which HNS leased certain satellite capacity from us on D1 for research and development.  This lease terminated on June 30, 2014.

EchoStar XV.  During May 2013, we began leasing satellite capacity to EchoStar on EchoStar XV and relocated the satellite for testing at EchoStar’s Brazilian authorization at the 45 degree orbital location.  Effective March 1, 2014, this lease converted to a month-to-month lease.  Both parties have the right to terminate this lease with 30 days notice.  Upon termination, EchoStar is responsible, among other things, for relocating this satellite from the 45 degree orbital location back to the 61.5 degree orbital location.

Satellite and Tracking Stock Transaction with EchoStar.  To improve our position in the growing consumer satellite broadband market, among other reasons, on February 20, 2014, we entered into agreements with EchoStar to implement a transaction pursuant to which, among other things: (i) on March 1, 2014, we transferred to EchoStar and Hughes Satellite Systems Corporation (“HSSC”), a subsidiary of EchoStar, five satellites (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV, including related in-orbit incentive obligations and interest payments of approximately $59 million) and approximately $11 million in cash in exchange for shares of a series of preferred tracking stock issued by EchoStar and shares of a series of preferred tracking stock issued by HSSC; and (ii) beginning on March 1, 2014, we lease back certain satellite capacity on these five satellites (collectively, the “Satellite and Tracking Stock Transaction”).  The Satellite and Tracking Stock Transaction is further described below:

Transaction Agreement.  On February 20, 2014, DISH Operating L.L.C. (“DOLLC”) and DISH Network L.L.C. (“DNLLC”, together with DOLLC, the “DISH Investors”) and EchoStar XI Holding L.L.C., all indirect wholly-owned subsidiaries of us, entered into a Transaction Agreement (the “Transaction Agreement”) with EchoStar, HSSC and Alpha Company LLC, a wholly-owned subsidiary of EchoStar, pursuant to which, on March 1, 2014,  we, among other things, transferred to EchoStar and HSSC five of our satellites (EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV, including related in-orbit incentive obligations and interest payments of approximately $59 million) and approximately $11 million in cash in exchange for an aggregate of 6,290,499 shares of preferred tracking stock issued by EchoStar and 81.128 shares of preferred tracking stock issued by HSSC (collectively, the “Tracking Stock”).  The Tracking Stock generally tracks the residential retail satellite broadband business of HNS, including without limitation the operations, assets and liabilities attributed to the Hughes residential retail satellite broadband business (collectively, the “Hughes Retail Group”).  The shares of the Tracking Stock issued to the DISH Investors represent an aggregate 80% economic interest in the Hughes Retail Group.  Although our investment in the Tracking Stock represents an aggregate 80% economic interest in the Hughes Retail Group, we have no operational control or significant influence over the Hughes Retail Group business, and currently there is no public market for the Tracking Stock.  The Transaction Agreement includes, among other things, customary mutual provisions for representations, warranties and indemnification.

Satellite Capacity Leased from EchoStar.  On February 20, 2014, we entered into satellite capacity agreements with certain subsidiaries of EchoStar pursuant to which, beginning March 1, 2014, we, among other things, lease certain satellite capacity on the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites.  See “Satellite Capacity Agreements - Satellite Capacity Leased from EchoStar” above for further discussion.

Investor Rights Agreement.   On February 20, 2014, EchoStar, HSSC and the DISH Investors also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with respect to the Tracking Stock.  The Investor Rights Agreement provides, among other things, certain information and consultation rights for the DISH Investors; certain transfer restrictions on the Tracking Stock and certain rights and obligations to offer and sell under certain circumstances (including a prohibition on transfers of the Tracking Stock for one year, with continuing transfer restrictions (including a right of first offer in favor of EchoStar) thereafter, an obligation to sell the Tracking Stock to EchoStar in connection with a change of control of us and a right to require EchoStar to repurchase the Tracking Stock in connection with a change of control of EchoStar, in each case subject to certain terms and conditions); certain registration rights; certain obligations to provide conversion and exchange rights of the Tracking Stock under certain circumstances; and certain protective covenants afforded to holders of the Tracking Stock.  The Investor Rights Agreement generally will terminate as to the DISH Investors at such time as the DISH Investors no longer hold any shares of the HSSC-issued Tracking Stock and any registrable securities under the Investor Rights Agreement.

SlingService Services Agreement.  Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we receive certain services related to placeshifting.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms.  This agreement may be terminated for any reason upon at least 120 days notice to EchoStar.   We incurred expenses payable to EchoStar of approximately $3 million and $2 million under the SlingService services agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

Tax Sharing Agreement.  In connection with the Spin-off, we entered into a tax sharing agreement with EchoStar which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by us, and we will indemnify EchoStar for such taxes.  However, we are not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”) because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the Internal Revenue Service (“IRS”) in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, EchoStar is solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the tax sharing agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, during the third quarter 2013, we and EchoStar agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’ examination of these consolidated tax returns.  As a result, we agreed to pay EchoStar $83 million of the tax benefit we received or will receive.  Any payment to EchoStar, including accrued interest, will be made at such time as EchoStar would have otherwise been able to realize such tax benefit.  In addition, during the third quarter 2013, we and EchoStar agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and EchoStar for such combined returns, through the taxable period ending on December 31, 2017.  No payments were made with respect to the tax sharing agreement during the year ended December 31, 2013 or the six months ended June 30, 2014.

TiVo.  On April 29, 2011, we and EchoStar entered into a settlement agreement with TiVo, Inc. (“TiVo”).  The settlement resolved all pending litigation between us and EchoStar, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH digital video recorders, or DVRs.

Under the settlement agreement, all pending litigation was dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or EchoStar were dissolved.  We and EchoStar are jointly responsible for making payments to TiVo in the aggregate amount of $500 million, including an initial payment of $300 million and the remaining $200 million in six equal annual installments between 2012 and 2017.  Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off of EchoStar from us, we made the initial payment to TiVo in May 2011, except for the contribution from EchoStar totaling approximately $10 million, representing an allocation of liability relating to EchoStar’s sales of DVR-enabled receivers to an international customer.  Future payments will be allocated between us and EchoStar based on historical sales of certain licensed products, with us being responsible for 95% of each annual payment.

We and EchoStar, on the one hand, and TiVo, on the other hand, also agreed on mutual releases of certain related claims and agreed not to challenge each other’s DVR technology-related patents that are licensed under the settlement agreement.

Because both we and EchoStar were defendants in the TiVo lawsuit, we and EchoStar were jointly and severally liable to TiVo for any final damages and sanctions that could have been awarded by the District Court.  As previously disclosed, we determined that we were obligated under the agreements entered into in connection with the Spin-off to indemnify EchoStar for substantially all liability arising from this lawsuit.  EchoStar contributed an amount equal to its $5 million intellectual property liability limit under the receiver agreement.  We and EchoStar further agreed that EchoStar’s $5 million contribution would not exhaust EchoStar’s liability to us for other intellectual property claims that may arise under the receiver agreement.  We and EchoStar also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology.  Any amounts that EchoStar is responsible for under the settlement agreement with TiVo are in addition to the $5 million contribution previously made by EchoStar.

TT&C Agreement.  Effective January 1, 2012, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we receive TT&C services from EchoStar for a period ending on December 31, 2016 (the “2012 TT&C Agreement”).  The fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee; or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided.  We are able to terminate the 2012 TT&C Agreement for any reason upon 60 days notice.  We incurred expenses payable to EchoStar of approximately $5 million and $1 million under the 2012 TT&C Agreement during the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

As part of the Satellite and Tracking Stock Transaction, on February 20, 2014, we amended the 2012 TT&C Agreement to cease the provision of TT&C services from EchoStar for the EchoStar I, EchoStar VII, EchoStar X, EchoStar XI and EchoStar XIV satellites. As of March 1, 2014, EchoStar is providing TT&C services to us for the EchoStar XV, D1 and T1 satellites.

XiP Encryption Agreement.  During the third quarter 2012, we entered into an encryption agreement with EchoStar for our whole-home HD DVR line of set-top boxes (the “XiP Encryption Agreement”) pursuant to which EchoStar provides certain security measures on our whole-home HD DVR line of set-top boxes to encrypt the content delivered to the set-top box via a smart card and secure the content between set-top boxes.  The term of the XiP Encryption Agreement is for a period until December 31, 2014.  Under the XiP Encryption Agreement, we have the option, but not the obligation, to extend the XiP Encryption Agreement for one additional year upon 180 days notice prior to the end of the term.  We and EchoStar each have the right to terminate the XiP Encryption Agreement for any reason upon at least 30 days notice and 180 days notice, respectively.  The fees for the services provided under the XiP Encryption Agreement are calculated on a monthly basis based on the number of receivers utilizing such security measures each month.  No payments were made under the XiP Encryption Agreement during the year ended December 31, 2013 or the six months ended June 30, 2014, respectively.

Other Agreement.  In November 2009, Mr. Roger Lynch became employed by both us and EchoStar as an Executive Vice President.  Mr. Lynch is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and EchoStar.  Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both EchoStar and us.

Related Party Transactions with NagraStar L.L.C. (“NagraStar”)

NagraStar is a joint venture between EchoStar and Nagra USA, Inc. that is our provider of encryption and related security systems intended to assure that only authorized customers have access to our programming.  During the year ended December 31, 2013, we purchased from NagraStar security access and other fees at an aggregate cost to us of $92 million.  As of December 31, 2013, amounts payable to NagraStar totaled $23 million.  During the six months ended June 30, 2014, we purchased from NagraStar security access and other fees at an aggregate cost to us of $59 million.  As of June 30, 2014, amounts payable to NagraStar totaled $13 million.

Certain Related Party Transactions with Certain of Our Executive Officers

Mr. Michael Kelly.  During the first quarter 2014, we entered into an agreement pursuant to which we sold all of the equity of Blockbuster Alpha L.L.C. (“Alpha”), our wholly-owned subsidiary that held certain point-of-sale software and equipment, to Mr. Michael Kelly, the President of Blockbuster L.L.C. (the “Kelly Transaction”).  Pursuant to the terms and conditions of the Kelly Transaction, Mr. Kelly paid us an initial purchase price of $500,000 and may pay us additional amounts up to an aggregate purchase price of $5,000,000 based on gross revenues generated by Alpha and/or a sale of Alpha or its assets.

Certain Related Party Transactions with Certain Members of Our Board of Directors

Ergen Family.  During 2013, Mrs. Ergen served as a Senior Advisor and as a member of our Board of Directors, and we paid her approximately $100,000.  Beginning in April 2013, we employed Mrs. Katie Flynn, the daughter of Mr. and Mrs. Ergen, as an Assistant Brand Manager and paid her approximately $52,000 during 2013.  During 2014, we expect to continue to employ Mrs. Ergen, Mrs. Flynn and certain other Ergen children. While the amount paid during 2014 will depend on the time and services that will be provided, we expect to pay Mrs. Ergen approximately $100,000, Mrs. Flynn approximately $80,000 and certain other Ergen children approximately $25,000 in the aggregate during 2014.

LightSquared.  As previously disclosed in our public filings, L-Band Acquisition, LLC (“LBAC”), our wholly-owned subsidiary, entered into a Plan Support Agreement (the “PSA”) with certain senior secured lenders to LightSquared LP (the “LightSquared LP Lenders”) on July 23, 2013, which contemplated the purchase by LBAC of substantially all of the assets of LightSquared LP and certain of its subsidiaries that are debtors and debtors in possession in the LightSquared bankruptcy cases pending in the United States Bankruptcy Court for the Southern District of New York, which cases are jointly administered under the caption In re LightSquared Inc., et. al., Case No. 12 12080 (SCC), for a purchase price of $2.22 billion in cash, plus the assumption of certain liabilities pursuant to the terms and conditions of a proposed asset purchase agreement (the “LBAC Bid”).  SP Special Opportunities, LLC, an entity controlled by Mr. Ergen, is a LightSquared LP Lender and holds a substantial portion of LightSquared LP’s senior secured debt.  We were a party to the PSA solely with respect to certain guaranty obligations.

Pursuant to the PSA, LBAC was entitled to terminate the PSA in certain circumstances, certain of which required three business days’ written notice, including, without limitation, in the event that certain milestones specified in the PSA were not met.  On January 7, 2014, LBAC delivered written notice of termination of the PSA to the LightSquared LP Lenders. As a result, the PSA terminated effective on January 10, 2014, and the LBAC Bid was withdrawn.

Mr. Christopher Ergen/Yottabytes Ventures LLC.  During the second quarter 2012, we entered into an agreement pursuant to which we had the right to make certain investments in Yottabytes Ventures LLC (“YBV”), a company that develops mobile web-based video applications.  As of December 31, 2013, we had invested $700,000 in YBV, which resulted in us owning approximately 77.8% of YBV.  We have the right, but not the obligation, to invest an additional $100,000 in YBV, which if exercised would bring our aggregate ownership interest in YBV to 80%.  As part of our investment, we also have the right to appoint two out of the three members of the YBV board of directors.

Mr. Christopher Ergen, Mr. and Mrs. Ergen’s son, is an owner in YBV.  As of December 31, 2013, Mr. Christopher Ergen had approximately a 5.6% ownership interest in YBV, which interest is subject to a repurchase option by YBV at a price of $0.001 per common share.  Fifty percent (50%) of his interest is released from the repurchase option after each of the first and second anniversary of our initial investment in YBV.  As of December 31, 2013, fifty percent (50%) of the common shares which Mr. Christopher Ergen owned in YBV remained subject to the repurchase option.   Mr. Christopher Ergen also acted as an advisor for YBV for which he was paid approximately $10,000 by YBV during 2013.  In addition, Mr. Christopher Ergen has a warrant to purchase additional common shares from YBV, the exercise of which is subject to certain conditions and expires in July 2017 or sooner if he is no longer an advisor for YBV or otherwise employed or engaged as a consultant by YBV.  If Mr. Christopher Ergen fully exercises his warrant, he would have approximately a 17.5% ownership interest in YBV on a fully diluted basis assuming we have exercised our right to invest an additional $100,000 in YBV.  As of December 31, 2013, the common shares under the warrant were exercisable.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm in 2014.  KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2013, and the Board has proposed that our shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  Please see Proposal No. 2 below.  The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.

Fees Paid to KPMG LLP for 2013 and 2012

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by KPMG LLP during those periods.

	For the Years Ended December 31,
	2013	2012
Audit Fees (1)	$2,125,000	$2,225,000
Audit-Related Fees (2)	385,135	329,117
Total Audit and Audit-Related Fees	2,510,135	2,554,117
Tax Compliance Fees	811,924	664,929
Tax Consultation Fees	1,469,794	1,087,836
All Other Fees	—	—
Total Fees	$4,791,853	$4,306,882

(1)         Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting.

(2)         Consists of fees for audit of financial statements of certain employee benefit plans and fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  100% of the fees paid by us to KPMG LLP for services rendered in 2013 and 2012 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of DISH Network, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.  We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that DISH Network’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2013.  We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” as currently in effect.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.   Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2013 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The DISH Network Audit Committee

Tom A. Ortolf (Chairman)

George R. Brokaw

Steven R. Goodbarn

Charles M. Lillis

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

Charles W. Ergen, our Chairman, currently possesses approximately 85.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2.  Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In our proxy statement for the 2011 Annual Meeting of Shareholders, the Board of Directors recommended that a non-binding advisory vote on the compensation of our named executive officers be held every three years by our shareholders.  In accordance with such recommendation, our shareholders at the 2011 Annual Meeting of Shareholders approved, on a non-binding advisory basis, the holding of a non-binding advisory vote on the compensation of our named executive officers every three years.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of DISH Network Corporation (the “Corporation”) hereby approve, on a non-binding advisory basis, the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Corporation’s Proxy Statement for its 2014 Annual Meeting of Shareholders (including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion therein).

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the compensation program for our executive officers is guided by several key principles, including attraction, retention and motivation of executive officers over the long-term, recognition of individual and company-wide performance, and creation of shareholder value by aligning the interests of management and our shareholders through equity incentives.  We urge shareholders to read the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies, the compensation-related actions taken in fiscal 2013 and the compensation paid to our NEOs.

Charles W. Ergen, our Chairman, currently possesses approximately 85.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 3.  Accordingly, approval of Proposal No. 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 3 (Item No. 3 on the enclosed proxy card)

PROPOSAL NO. 4 — RE-APPROVAL OF OUR 2009 STOCK INCENTIVE PLAN

Our Board previously adopted the 2009 Stock Incentive Plan, which was initially approved by our shareholders on May 11, 2009.  In order to allow for certain awards under the 2009 Stock Incentive Plan to qualify as tax-deductible performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, we are asking shareholders to re-approve the 2009 Stock Incentive Plan, including, without limitation, the material terms of the performance goals under the 2009 Stock Incentive Plan.  The 2009 Stock Incentive Plan has been structured in a manner such that awards granted under it can satisfy the requirements of Section 162(m) of the Internal Revenue Code.  Section 162(m) places a limit of $1,000,000 on the amount that the Corporation may deduct in any one taxable year for compensation paid to each of its CEO or any of the three most highly compensated executive officers (other than the CFO) whose compensation is required to be disclosed pursuant to Item 402 of SEC Regulation S-K.  However, there is an exception to this $1,000,000 limit for compensation earned pursuant to certain performance-based awards.  A performance-based award made under the 2009 Stock Incentive Plan is eligible for this exception provided certain 162(m) requirements are met.  One of these requirements relates to shareholder approval (and, in certain cases, re-approval) of the material terms of the performance goals underlying performance-based award.  Section 162(m) requires re-approval of the material terms of the performance goals by the shareholders after five years if the Compensation Committee retains discretion to vary the targets of performance goals underlying performance-based awards.  Under the 2009 Stock Incentive Plan, the Compensation Committee retains discretion to vary the targets of performance goals underlying performance-based awards.

Accordingly, we are seeking re-approval of 2009 Stock Incentive Plan, including, without limitation, the material terms of the performance goals included in the 2009 Stock Incentive Plan. With respect to Section 162(m), such performance goals that may be included in any underlying performance-based award are intended to include any one or a combination of the business criteria set forth on Exhibit A of the 2009 Stock Incentive Plan attached as Appendix A to this Proxy Statement. The principal provisions of the 2009 Stock Incentive Plan are summarized below. This summary and the features of the 2009 Stock Incentive Plan set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the 2009 Stock Incentive Plan.

General Information

The 2009 Stock Incentive Plan authorizes the Board of Directors or a committee appointed by the Board of Directors (the “Plan Committee”) to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents and other stock-based awards (collectively, “Awards”) to key employees, consultants, or advisors of DISH Network and its subsidiaries who are designated by the Plan Committee. The Plan Committee may also grant Awards to all employees if they are part of a broad-based performance incentive plan approved by the Plan Committee. The Plan Committee also has the authority to, among other things: (i) select the employees, consultants, or advisors to whom Awards will be granted, (ii) determine the type, size and the terms and conditions of Awards, (iii) amend the terms and conditions of Awards, (iv) accelerate the exercisability of Awards or the lapse of restrictions relating to Awards and (v) interpret and administer the 2009 Stock Incentive Plan and award agreements thereunder.

As used in this summary of the 2009 Stock Incentive Plan, the term “Plan Committee” will include the Board of Directors in the event that it performs the functions described. If the Plan Committee consists of less than the entire Board, each member must be a “nonemployee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. To the extent necessary for any Award to qualify as performance-based compensation under Section 162(m) of the Code, each Plan Committee member must be an “outside director” within the meaning of Section 162(m) of the Code. The Plan Committee may determine the extent to which any Award under the 2009 Stock Incentive Plan is required to comply or not comply with Section 409A of the Code.  In addition, DISH Network retains the discretion to make grants to its Section 162(m) covered executives that are not deductible.

The aggregate number of Class A Shares that may be issued subject to Awards under the 2009 Stock Incentive Plan shall not exceed 80,000,000 shares. If there is a stock split, stock dividend or other relevant change affecting our shares, appropriate adjustments will be made in the number of shares that may be issued in the future and in the number of our Class A Shares and price in all outstanding grants made before such event. If shares under a grant are not purchased or are forfeited or if an Award otherwise terminates without delivery of any Class A Shares, those shares would again be available for inclusion in future grants.

Grants under the 2009 Stock Incentive Plan

Stock Options

The Plan Committee will determine whether any option is a nonqualified or incentive stock option at the time of grant. The per share exercise price of an option granted under the 2009 Stock Incentive Plan will be determined by the Plan Committee at the time of grant, provided that the purchase price per share for each option must not be less than 100% of the fair market value of the Class A Shares as of the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading date) (110% in the case of an incentive stock option granted to a Ten-Percent Stockholder, as defined in the 2009 Stock Incentive Plan). Each option will be exercisable at such dates and in such installments as determined by the Plan Committee. Each option terminates at the time determined by the Plan Committee provided that the term of each incentive stock option may not exceed ten years (five years in the case of an incentive stock option granted to a Ten-Percent Stockholder) and the term of each nonqualified stock option may not exceed ten years and three months from the date of grant.

The Plan Committee may grant restoration options, separately or together with another option, under which the grantee would be granted a new option when the grantee pays the exercise price of the original option by delivery of previously owned shares. The restoration option would permit the grantee to purchase a number of shares not exceeding the sum of (i) the number of shares provided as consideration upon the exercise of the previously granted option to which such restoration option relates and (ii) the number of shares, if any, tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which the restoration option relates.

Stock Appreciation Rights

The Plan Committee may grant stock appreciation rights (“SARs”) which confer to the grantee the right to receive upon exercise thereof the excess, if any, of the fair market value of the shares subject thereto on the date of exercise over the grant price of the SAR (which shall not be less than the fair market value of such shares on the date of grant). The grant price, term, dates and methods of exercisability and all other terms and conditions of an SAR shall be fixed by the Plan Committee.

Restricted Stock and Restricted Stock Units

The Plan Committee may also grant restricted stock or restricted stock units. Each grant shall set forth a restriction period during which the grantee must remain in the employ of DISH Network or its subsidiaries in order to retain the shares under grant. If the grantee’s employment terminates during the restriction period, all shares subject to restriction shall be forfeited and reacquired by DISH Network. However, the Plan Committee may provide complete or partial exceptions to this requirement. Neither restricted stock nor restricted stock units may be disposed of prior to the expiration of the restriction period. All terms and conditions shall be determined by the Plan Committee upon grant of restricted stock or restricted stock units. Each certificate issued upon grant of restricted stock would bear a legend giving notice of the restrictions in the grant.

Performance Awards

The Plan Committee may grant performance awards under which payment may be made in shares of our common stock, cash or other securities. Awards may be made upon achievement of certain goals established by the Plan Committee during an award period. The Plan Committee would determine the goals, the length of an award period, the maximum payment value of an award, the minimum performance required before a payment would be made and any other terms and conditions applicable to a performance award.

Dividend Equivalents

The Plan Committee may grant dividend equivalents (other than in connection with options or stock appreciation rights) which confer upon participants the right to receive a payment (in cash, shares, other securities, other Awards or other property) equal to the amount of cash dividends paid by DISH Network to shareholders with respect to a specified number of shares determined by the Plan Committee. The Plan Committee will also establish all terms and conditions applicable to a dividend equivalent grant.

Other Stock-Based Awards

The Plan Committee may also grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Class A Shares. The Plan Committee shall determine the terms and conditions of such Awards.

All Awards issued under the 2009 Stock Incentive Plan may be paid by DISH Network in cash, shares, promissory notes, other securities, other Awards or such other property or combination thereof as shall be determined by the Plan Committee. All such Awards may be paid in a single payment or transfer, or in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Plan Committee.

Exchange Program Flexibility Under 2009 Stock Incentive Plan

The 2009 Stock Incentive Plan permits the Plan Committee to institute one or more exchange programs without further approval of our shareholders. An exchange program is a program under which outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash, or in which the exercise price of an outstanding award is reduced.

We are unable to predict with certainty the impact of any future exchange program on our shareholders because for example we are unable to predict how many or which employees will exchange their eligible awards under any such exchange program nor have we established the terms of such exchange program. Nonetheless, it is possible that an exchange program may substantially increase our reported compensation expense if our Plan Committee determines that such an exchange program is necessary to fulfill the goals of DISH Network’s equity compensation program.

U.S. Federal Income Tax Consequences

Following is a general summary of the U.S. Federal income tax consequences of participating in the 2009 Stock Incentive Plan.  This summary does not address all aspects of the U.S. Federal income tax consequences of participating in the Plan that may be relevant to individual grantees and does not discuss any state, local or foreign tax consequences of participating in the 2009 Stock Incentive Plan.

Stock Options

The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for DISH Network.

The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for DISH Network measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, whichever is later, and (ii) is an employee of DISH Network or a subsidiary of DISH Network from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option exercise price for such shares. Any gain will be taxed to the employee as long-term capital gain and DISH Network would not be entitled to a deduction. The excess of the fair market value on the exercise date over the option exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

If the grantee of an award under an incentive stock option disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and DISH Network would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option exercise price or the amount realized on disposition minus the option exercise price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

SARS, Performance Awards and Dividend Equivalents

The grant of an SAR, a performance award or a dividend equivalent generally should not result in income for the grantee or a deduction for DISH Network. Upon the exercise of an SAR or the receipt of shares or cash under a performance award or dividend equivalent, the grantee would recognize ordinary income and, subject to deduction limitations under Section 162(m), if applicable, DISH Network would be entitled to a deduction equal to the fair market value of the shares or the amount of any cash received.

Restricted Stock and Restricted Stock Units

The grant of restricted stock should not result in income for the grantee or in a deduction for DISH Network for Federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture” as intended by DISH Network and no Section 83(b) election is made. Upon lapse of the restrictions, the grantee would recognize ordinary income equal to the fair market value of the shares on the date of lapse and DISH Network would be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m), if applicable.  If there are no such restrictions or a Section 83(b) election is made, the grantee would recognize ordinary income upon receipt of the shares equal to the fair market value of the shares on grant and DISH Network would be entitled to a corresponding deduction, subject to deduction limitations under Section 162(m), if applicable.  The grant of restricted stock units generally should not result in income for the grantee or a deduction for DISH Network.  Upon distribution of the shares or cash underlying the restricted stock units, the grantee would recognize ordinary income in an amount equal to the amount of cash or the fair market value (measured on the distribution date) of the shares received, and DISH Network would be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m), if applicable.  If no Section 83(b) election is made, dividends paid to the grantee while restricted stock remains subject to restrictions would be treated as compensation for Federal income tax purposes and DISH Network would receive a corresponding tax deduction, subject to the deduction limitations under Section 162(m), if applicable.  If a Section 83(b) election is made, dividends paid on the shares will be subject to the normal rules regarding distributions on stock.

Requirements Regarding “Deferred Compensation”

Certain of the Awards under the 2009 Stock Incentive Plan may constitute “non-qualified deferred compensation” subject to Section 409A of the Code. Failure to comply with the requirements of the provisions of the Code regarding participant elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

Other Information

The 2009 Stock Incentive Plan has a term of ten years, expiring on May 11, 2019, unless terminated earlier by the Board or extended by the Board with approval of the shareholders. The Board may amend the 2009 Stock Incentive Plan as it deems advisable, except that no amendment will become effective without prior approval of our shareholders if such approval is necessary for continued compliance with Nasdaq rules and regulations. During the term of the 2009 Stock Incentive Plan, (i) no grantee may be granted options or stock appreciation rights under the 2009 Stock Incentive Plan in the aggregate in respect of more than 4,000,000 shares in any one calendar year, and (ii) the maximum dollar amount of the fair market value of shares that any grantee may receive in any one calendar year in respect of performance awards granted under the 2009 Stock Incentive Plan may not exceed $30,000,000. The maximum aggregate number of shares that may be issued under the 2009 Stock Incentive Plan through incentive stock options may not exceed 80,000,000. Grantees who will participate in the 2009 Stock Incentive Plan in the future and the amounts of their allotments are to be determined by the Plan Committee subject to any restrictions outlined above.

It is not possible to determine the actual amount of Awards that will be granted under the 2009 Stock Incentive Plan in fiscal year 2014 or in future years because the Awards granted are discretionary.  We expect that future Awards under the 2009 Stock Incentive Plan will be granted in a manner consistent with the historical grant of Awards under the 2009 Stock Incentive Plan.  For information regarding past grants and outstanding equity Awards, see the disclosure in this Proxy Statement in “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.”

Charles W. Ergen, our Chairman, currently possesses approximately 85.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 4.  Accordingly, approval of Proposal No. 4 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 4 (Item No. 4 on the enclosed proxy card)

PROPOSAL NO. 5 — SHAREHOLDER PROPOSAL REGARDING GREENHOUSE GAS (GHG) REDUCTION TARGETS

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and the Board accept no responsibility.  The Calvert Social Index Fund, 4550 Montgomery Avenue, Bethesda, Maryland 20814, is the proponent of the following shareholder proposal and has advised us that it holds DISH Network Class A Shares with a market value in excess of $2,000 and it or its agent intends to present the proposal and related supporting statement at the Annual Meeting.

RESOLVED:  Shareholders request that DISH Network Corporation adopt quantitative company-wide goals for reducing GHG emissions from operations and products and report on its plans to achieve these goals by fall 2014.

Supporting Statement

In September 2013, the Intergovernmental Panel on Climate Change (IPCC), the world’s leading scientific authority on climate change, released its fifth assessment report concluding that human-caused “warming of the climate system is unequivocal,” with many of the impacts of warming already “unprecedented over decades to millennia.”

In 2011, the US experienced 14 extreme weather events with losses exceeding $1 billion each.  In 2012, there were 11 such events resulting in an estimated $110 billion in total damages and 377 fatalities.  Drought in the U.S. Midwest in 2012 affected 80 percent of agricultural land, particularly corn and soybean production, costing approximately $30 billion.

In order to mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels).  More than 40 national and 20 sub-national government jurisdictions have either implemented or are considering independent carbon pricing mechanisms.  In May 2013, President Obama laid out a climate action plan for the U.S.

Analysis by McKinsey & Co., Deloitte Consulting and Point380 found that U.S. companies could reduce emissions 3 percent annually between now and 2020 and realize savings up to $780 billion.

Over half of S&P 500 companies have set GHG emission reduction targets that can drive innovation and enhance shareholder value.  A study of 386 U.S. companies in the S&P 500 by CDP (formerly known as Carbon Disclosure Project) found that:

•                  79% of companies “earn a higher return on their carbon reduction investments than on their overall corporate capital investments.”

•                  Energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years.

•                  “[C]companies that set ‘stretch’ targets often reach and exceed them because the targets spur innovation and more profitable reductions than anticipated.”

•                  Companies with “ambitious carbon reduction targets deliver larger emission reductions with higher financial returns than companies without such targets.”

While over 500 businesses, including General Motors, Microsoft, and Nike signed the Climate Declaration that states, “Tackling climate change is one of America’s greatest economic opportunities of the 21st century,” our company is largely silent on this issue.

The economic, business and societal impacts of climate change are of paramount importance to investors.  Investors with $87 trillion in assets have supported CDP’s request to over 6,000 companies for disclosure of carbon emissions, reduction goals, and climate change strategies to address these risks.

We recommend DISH take into consideration the IPCC analysis and identified emission reduction targets as it sets its own goal.  We also recommend that the company consider renewable energy procurement (with related targets) as a strategy to achieve its emission reduction goals.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

The Board of Directors recommends that you vote against this proposal.  The Board of Directors believes that adopting this proposal could be duplicative of our existing initiatives and efforts.  For example, we have undertaken a variety of environmentally-friendly initiatives throughout our business, including, among other things:

(i)                                     launching a recycling and waste reduction program that includes the recycling of more than 15,000 set-top boxes and more than 500,000 lbs. of material per week;

(ii)                                  the deployment of ROUSH CleanTech propane autogas-fueled Ford E-250 cargo vans into our installation vehicle fleet;

(iii)                               the implementation of an electronic inventory reporting system that reduces paper usage by approximately eight tons of paper per year; and

(iv)                              working with various government agencies, including the U.S. Energy Department, as those agencies engage in a process that will determine the applicable rules, regulations and guidelines that govern certain energy consumption by set-top boxes.

While we are committed to improvement of our environmental practices, we do not think it is prudent to make specific commitments or to be informally regulated by individual shareholders on specific issues.  Therefore, we believe that the interests of our shareholders will be best served by us continuing to build our business while continuing our current environmental initiatives and efforts, many of which are governed by federal, state and local regulatory requirements.

Charles W. Ergen, our Chairman, currently possesses approximately 85.0% of the total voting power.  Please see “Security Ownership of Certain Beneficial Owners and Management” above.  Mr. Ergen has indicated his intention to vote against Proposal No. 5.  Accordingly, rejection of Proposal No. 5 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote AGAINST approval of Proposal No. 5 (Item No. 5 on the enclosed proxy card)

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.dish.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn:  Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2015 Annual Meeting.  We currently expect to hold our 2015 annual meeting of shareholders (the “2015 Annual Meeting”) on or around May 5, 2015. Because the expected date of the 2015 Annual Meeting will be more than 30 days before the anniversary of the 2014 Annual Meeting, shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at the 2015 Annual Meeting must submit the proposal or director nomination to us no later than the close of business on November 21, 2014.  In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2015 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the expected date of the 2015 Annual Meeting.  Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 5, 2015 and no later than February 4, 2015.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

By Order of the Board of Directors

R. STANTON DODGE

Executive Vice President, General Counsel and Secretary

Appendix A

DISH NETWORK CORPORATION

2009 STOCK INCENTIVE PLAN

Section 1.                                          Purpose

The purpose of this DISH Network Corporation 2009 Stock Incentive Plan (the “Plan”) is to promote the interests of DISH Network Corporation (the “Company”) and its Subsidiaries by aiding the Company in attracting and retaining Participants capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company’s business and to afford such personnel an opportunity to acquire a proprietary interest in the Company.

Section 2.                                          Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)                                 “Award” shall mean an award granted to a Participant in accordance with the terms of this Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalents or Other Stock-Based Awards granted under the Plan, or any combination of the foregoing. As used in the context of an Exchange Program, the term “Award” shall include any awards granted under any predecessor plan of the Company or its predecessors, including without limitation the Company’s 1999 Stock Incentive Plan and 1995 Stock Incentive Plan.

(b)                                 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(d)                                 “Committee” shall mean the committee described in Section 3 of the Plan.

(e)                                  “Company” shall mean DISH Network Corporation, a Nevada corporation, and any successor corporation.

(f)                                   “Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(g)                                  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)                                 “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Committee in its sole discretion and shall not require separate approval by the Company’s shareholders.

(i)                                     “Key Employee” shall mean any person, including officers and directors, in the regular full-time employment of the Company or a Subsidiary who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Company and its Subsidiaries or otherwise to contribute substantially to the success of the Company and its Subsidiaries.

(j)                                    “Fair Market Value” shall mean, with respect to Shares, the final closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the date in question. If Fair Market Value is in reference to property other than Shares, the Fair Market Value of such other property shall be determined by such methods or procedures as shall be established from time to time by the Committee.

(k)                                 “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(l)                                     “Nonemployee Director” shall mean a director of the Company who is a “nonemployee director” within the meaning of Rule 16b-3.

(m)                             “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(n)                                 “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option, and shall include Restoration Options.

(o)                                 “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(p)                                 “Outside Director” shall mean a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code.

(q)                                 “Participant” shall mean (1) any Key Employee designated to be granted an Award under the Plan by the Committee, (2) a consultant or advisor currently providing services to the Company or Subsidiary (by contract or otherwise) designated to be granted an Award under the Plan by the Committee, or (3) any employee of the Company or Subsidiary designated to be granted an Award under the Plan by the Committee if such grant is part of a broad-based performance incentive program.

(r)                                    “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(s)                                   “Person” shall mean any individual, corporation, partnership, association or trust.

(t)                                    “Plan” shall mean this 2009 Stock Incentive Plan, as amended from time to time.

(u)                                 “Restoration Option” shall mean any Option granted under Section 6(a)(iv) of the Plan which confers upon the Participant the right to receive a new Option upon the payment of the exercise price of a previously held Option by delivery of previously owned Shares.

(v)                                 “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan, subject to such restrictions as the Committee deems appropriate or desirable.

(w)                               “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(x)                                 “Retirement” shall mean becoming eligible to receive immediate retirement benefits under a retirement or pension plan of the Company or any Subsidiary.

(y)                                 “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

(z)                                  “Shares” shall mean shares of Class A Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(aa)                          “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(bb)                          “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the voting stock or other equity interests in one of the other corporations in such chain.

(cc)                            “Ten-Percent Stockholder” shall mean an individual who owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a Subsidiary.

(dd)                          “Total Disability” shall mean the complete and permanent inability of an employee Participant to perform such Participant’s duties under the terms of the Participant’s employment with the Company or any Subsidiary, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Section 3.                                          Administration.

(a)                                 Power and Authority of the Committee.

(i)                                     The Committee.  The Committee shall consist of at least two directors of the Company and may consist of the entire Board of Directors; provided, however, that (i) if the Committee consists of less than the entire Board of Directors, each member shall be a Nonemployee Director and (ii) to the extent necessary for any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, to so qualify, each member of the Committee, whether or not it consists of the entire Board of Directors, shall be an Outside Director. The Committee may determine the extent to which any Option under the Plan is required to comply, or not comply, with Section 409A of the Code.

(ii)                                  Power and Authority.  Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement which may be based on various factors such as length of employment and/or performance of the Participant or the Company (such performance criteria may include but are not limited to Company’s achievement of specified financial or other performance metrics, such as subscriber growth (for clarification purposes, with respect to Section 162(m) of the Code, such performance criteria are intended to include any one or a combination of the business criteria set forth on Exhibit A)); (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) institute one or more Exchange Programs, including without limitation any Exchange Program described in Section 9(b); and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Subsidiary. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

(b)                                 Delegation.  The Committee may, in its sole discretion, delegate such powers and duties under the Plan as it deems appropriate; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to executive officers or directors of the Company or any Subsidiary who are subject to Section 16 of the Exchange Act.

Section 4.                                          Shares Available for Awards.

(a)                                 Shares Available.  Subject to adjustment as provided in Section 4(c), the number of Shares that may be issued subject to Awards under the Plan shall not exceed 80,000,000 (for clarification purposes, this limitation applies to Incentive Stock Options); provided, however, that during the term of the Plan (i) no Participant may be granted Awards (other than Awards described in clause (ii) below) in the aggregate in respect of more than 4,000,000 Shares in any one calendar year (for clarification purposes, this limitation applies to Options and Stock Appreciation Rights) and (ii) the maximum amount that any Participant may receive in any one calendar year in respect of Performance Awards granted pursuant to Section 6(d) may not exceed the Fair Market Value of 2,000,000 Shares (for clarification purposes, to the extent such award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the maximum amount that such Participant may receive in any one calendar year may not exceed $30,000,000). Shares to be issued under the Plan may be either Shares reacquired and held in the treasury or authorized but unissued Shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan. The Company shall at all times keep available out of authorized but unissued Shares the number of Shares to satisfy Awards granted under the Plan.

(b)                                 Accounting for Awards.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available under Section 4(a) above for granting Awards under the Plan.

(c)                                  Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

Section 5.                                          Eligibility of Key Employees.

Any Key Employee, including any Key Employee who is an officer or director of the Company or any Subsidiary, shall be eligible to be designated a Participant; provided, however, a director of the Company who is not also an employee of the Company or a Subsidiary shall not be designated as an Participant. In determining which Key Employees shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Key Employees, their present and potential contributions to the success of the Company or such other factors as the Committee, in its sole discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees) of the Company and its Subsidiaries.

Section 6.                                          Awards.

(a)                                 Options.  The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, which terms and conditions shall be set forth in a form approved by the Committee.

(i)                                     Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, the exercise price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder); provided, further, that the aggregate Fair Market Value, determined at the time an Incentive Stock Option is granted, of the Shares with respect to which Incentive Stock Options may be exercisable for the first time by an employee Participant in any calendar year under all plans of the Company and any parent corporation of the Company and any Subsidiary shall not exceed $100,000.

(ii)                                  Option Term.  The term of each Option shall be for a period of ten years from the date of grant of any Incentive Stock Option (5 years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and ten years and three months from the date of grant of a Non-Qualified Stock Option, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to this Section 6. If an employee Participant’s employment with the Company and all Subsidiaries terminates other than by reason of such Participant’s death, Total Disability or Retirement, the Participant’s Option shall terminate and cease to be exercisable upon termination of employment, unless the Committee shall determine otherwise.

(iii)                               Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Committee may also permit the holders of Options, in accordance with such procedures as the Committee may in its sole discretion establish, including those set forth in Section 6(g) hereof, to exercise Options and sell Shares acquired pursuant to a brokerage or similar arrangement approved in advance by the Committee, and to use the proceeds from such sale as payment of the exercise price of such Options.

(iv)                              Restoration Options.  The Committee may grant Restoration Options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of the Option to which such Restoration Option relates is made by the delivery of Shares owned by the Participant pursuant to the relevant provisions of the Plan or agreement relating to such Option, which new Option would be an Option to purchase the number of Shares not exceeding the sum of (A) the number of Shares so provided as consideration upon the exercise of the previously granted Option to which such Restoration Option relates and (B) the number of Shares, if any, tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the Option to which such Restoration Option relates pursuant to the relevant provisions of the Plan or agreement relating to such Option. Restoration Options may be granted with respect to Options previously granted under the Plan or any other stock option plan of the Company, and may be granted in connection with any Option granted under the Plan or any other stock option plan of the Company at the time of such grant; provided, however, that Restoration Options may not be granted with respect to any Option granted to a Nonemployee Director under any other stock option plan of the Company.

(v)                                 Incentive and Non-Qualified Stock Options.  Each Option granted pursuant to the Plan shall specify whether it is an Incentive Stock Option or a Non-Qualified Stock Option, provided that the Committee may in the case of the grant of an Incentive Stock Option give the Participant the right to receive in its place a Non-Qualified Stock Option.

(b)                                 Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c)                                  Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)                                     Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate (the “Restricted Period”).

(ii)                                  Stock Certificates.  Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. Except as otherwise provided in this Section 6(c), no Shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restricted Period. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

(iii)                               Forfeiture; Delivery of Shares.  Except as otherwise determined by the Committee, upon termination of a Participant’s employment (as determined under criteria established by the Committee) during the applicable Restricted Period, all Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time subject to restriction shall be forfeited and reacquired by the Company; provided, however, that in the cases of death, Total Disability or Retirement, or in circumstances where the Committee finds that a waiver would be in the best interest of the Company, the Committee may waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Any Share representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted Stock Units.

(d)                                 Performance Awards.  The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

(e)                                  Dividend Equivalents.  The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(f)                                   Other Stock-Based Awards.  The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; provided, however, that such grants must comply with applicable law and, in the case of executive officers and directors of the Company, Rule 16b-3. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g)                                  General.

(i)                                     No Cash Consideration for Awards.  Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(ii)                                  Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any plan of the Company or any Subsidiary other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as, or at a different time from, the grant of such other Awards or awards.

(iii)                               Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv)                              Cashless Exercise.  Options may be exercised in whole or in part upon delivery to the Secretary of the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Secretary shall be the date of exercise of the Option, provided that within three business days of the delivery of such notice the funds to pay for exercise of the Option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the Shares underlying the Option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the Option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the Option to the aforesaid broker upon receipt by the Secretary of such notice and will deliver to such broker, within three business days of the delivery of such notice to the Company, a certificate or certificates (as requested by the broker) representing the number of Shares underlying the Option that have been sold by such broker for the optionee.

(v)                                 Limits on Transfer of Awards.  No Award and no right under any such Award shall be transferable by a Participant otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant. Each Award or right under any Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

(vi)                              Term of Awards.  Unless otherwise expressly set forth in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(vii)                           Restrictions; Securities Listing.  All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on NASDAQ or a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on NASDAQ or such securities exchange.

Section 7.                                          Amendment and Termination; Adjustments.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)                                 Amendments to the Plan.  The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval;

(i)                                     would violate the rules or regulations of NASDAQ or any securities exchange that are applicable to the Company; or

(ii)                                  would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

(b)                                 Amendments to Awards.  The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided (for clarification purposes, in no event shall the consent of the participant or holder or beneficiary be required in order for the Committee to effectuate a “lock-up”).

(c)                                  Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8.                                          Income Tax Withholding; Tax Bonuses.

(a)                                 Withholding.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

(b)                                 Tax Bonuses.  The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

Section 9.                                          General Provisions

(a)                                 No Rights to Awards.  No Key Employee, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)                                 Exchange Programs.  For the avoidance of doubt, the Committee, in its sole discretion, may provide for, and the Company may implement, one or more Exchange Programs, pursuant to which certain outstanding awards under any equity incentive plan of the Company, including without limitation, the Company’s 1999 Stock Incentive Plan and 1995 Stock Incentive Plan, could, at the election of the person holding such Awards, be tendered to the Company for cancellation in exchange for the issuance of Awards under the Plan. The terms and conditions of any Exchange Program pursuant to this Section 9(b) will be determined by the Committee in its sole discretion.

(c)                                  Award Agreements.  No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

(d)                                 No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)                                  No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary, nor will it affect in any way the right of the Company or a Subsidiary to terminate such employment at any time, with or without cause. In addition, the Company or a Subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)                                   Assignability.  No Award granted under this Plan, nor any other rights acquired by a Participant under this Plan, shall be assignable or transferable by a Participant, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act, or the rules promulgated thereunder.

(g)                                  Governing Law.  The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Colorado.

(h)                                 Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)                                     No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

(j)                                    No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)                                 Transfers and Leaves of Absence.  Solely for the purposes of the Plan:  (a) a transfer of an employee Participant’s employment without an intervening period from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, shall not be deemed a termination of employment, and (b) an employee Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Company or a Subsidiary, as the case may be, during such leave of absence.

(l)                                     Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.                                   Effective Date of the Plan.

The Plan shall be effective as of May 11, 2009, subject to approval by the stockholders of the Company on that date or within one year thereafter.

Section 11.                                   Term of the Plan.

Unless the Plan shall have been discontinued or terminated as provided in Section 7(a), the Plan shall terminate on May 11, 2019. No Award shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the termination of the Plan.

EXHIBIT A

PERFORMANCE CRITERIA

Subscribers, subscriber service and subscriber satisfaction:  customers; subscribers; total subscribers; gross subscriber additions; net subscriber additions; subscriber quality; churn subscribers; average subscriber life; ratings; retention; viewership; or similar criteria.

Employees and employment activities:  attrition; retention; satisfaction; ethics compliance; management effectiveness; workforce diversity; individual executive performance; or similar criteria.

Revenues, expenses and earnings:  revenues; sales; net revenues; operating costs and expenses; overhead costs; costs of revenues; costs of sales; broadcast programming and other costs; subscriber service expenses; broadcast operations expense; selling, general and administrative expense; subscriber acquisition costs; upgrade and retention costs; general and administrative expenses; depreciation and amortization; operating profit; operating results; operating income; adjusted operating income; operating earnings; operating profit before depreciation and amortization; interest income; interest expense; other income and expense; other, net; income from continuing operations; earnings from continuing operations; income from continuing operations before income taxes and minority interests; income tax expense; minority interests in net earnings of subsidiaries; income from continuing operations before cumulative effect of accounting changes; income from discontinued operations; cumulative effect of accounting changes; net income; adjusted net income; basic or diluted earnings or loss per common share for income or loss from continuing operations before cumulative effect of accounting changes, for income or loss from discontinued operations (net of taxes), for cumulative effect of accounting changes (net of taxes), or for net income or loss; dividends paid; or similar criteria.

Financial metrics:  cash; cash on hand; cash balance; cash equivalents; cash and cash equivalents; cash and short term investments; cash flow; operating cash flows; adjusted operating cash flows; cash from operations; investing cash flows; financing cash flows; free cash flow; free cash flow before net cash paid for interest and taxes; cash flow before or after operating activities, investing activities, financing activities or discontinued operations; capital expenditures; cash paid for property, equipment, satellites, and/or leased set top receivers; proceeds from dispositions of businesses, assets, or other investments; average revenue per subscriber (ARPU); subscriber acquisition costs (SAC) per gross subscriber addition; average cost per subscriber (ACPU); average margin per subscriber (AMPU); pre-SAC margin; operating profit margin; operating margin; profit margin; net income margin; bad debt percentage; earnings per share; adjusted earnings per share; return on assets; adjusted return on assets; return on average assets; return in excess of cost of capital; return on equity; return on net assets; return on investment; return on net investment; return on average equity; adjusted return on equity; cash flow return on investment (discounted or otherwise); cash flow return on capital; cash flow in excess of cost of capital; cash flow return on tangible capital; contribution margin; debt to capital ratio; debt to equity ratio; net present value; internal rate of return; profit in excess of cost of capital; return on capital; return on net or average assets, equity or capital; return on shareholders’ equity; return on invested capital; return on investors’ capital; return on operating revenue; return on total capital; risk-adjusted return on capital; total equity ratio; total shareholder return; or similar criteria.

Stock price: share price; share price growth or appreciation; share price growth or appreciation in comparison with industry or market indices; shareholder value; shareholder value growth or appreciation; total market capitalization; total market capitalization growth or appreciation; total market value; total market value growth or appreciation; or similar criteria.

Other performance measures:  acquisitions or divestitures of subsidiaries, affiliates and joint ventures; control of expenses; corporate values; economic value added (EVA); environment; facilities utilization; implementation or completion of critical projects; installations; market expansion; market penetration; market share; number of channels broadcast in standard and/or high definition on a national and/or local basis; network upgrades; operating performance; penetration rates; installation and service work order completion; closed, rescheduled or similar performance or productivity rates; number of service calls; availability rates; hardware recovery; hardware refurbishment or redeployment; hardware performance; average subscriber service phone call times; number of subscriber service phone calls received; service level; performance relative to budget, forecast or market expectations; performance standards relevant to our business, product or service; safety; shareholder value added; strategic business criteria based on meeting specified product development, strategic partnering, research and development, market penetration or geographic business expansion goals; value added; website visits; website advertising; or similar criteria.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000219461_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 George R. Brokaw 02 Joseph P. Clayton 03 James DeFranco 04 Cantey M. Ergen 05 Charles W. Ergen 06 Steven R. Goodbarn 07 Charles M. Lillis 08 Afshin Mohebbi 09 David K. Moskowitz 10 Tom A. Ortolf 11 Carl E. Vogel DISH NETWORK CORPORATION 9601 S. MERIDIAN BLVD. ENGLEWOOD, CO 80112 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. 3. The non-binding advisory vote on executive compensation. 4. To re-approve our 2009 Stock Incentive Plan. The Board of Directors recommends you vote AGAINST proposal 5. For Against Abstain 5. The shareholder proposal regarding greenhouse gas (GHG) reduction targets. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions) Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

0000219461_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DISH NETWORK CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on September 10, 2014, at the Annual Meeting of Shareholders to be held on October 30, 2014, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE ELEVEN DIRECTORS SET FORTH ABOVE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2014, (3) FOR THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION, (4) FOR THE RE-APPROVAL OF OUR 2009 STOCK INCENTIVE PLAN, AND (5) AGAINST THE SHAREHOLDER PROPOSAL REGARDING GREENHOUSE GAS (GHG) REDUCTION TARGETS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE SIDE. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side